Exhibit 10.1

(Confidential Portions Omitted)

CO-EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT

by and among

ANGIOTECH PHARMACEUTICALS, INC.,

SURGICAL SPECIALTIES PUERTO RICO, INC.,

ANGIOTECH PUERTO RICO, INC.,

ANGIOTECH INTERNATIONAL AG,

QUILL MEDICAL, INC.

and

ETHICON, LLC

Dated as of April 4, 2012

i

ARTICLE XIII

MISCELLANEOUS

Section 13.1	Governing Law	51
Section 13.2	Jurisdiction; Consent to Service of Process	52
Section 13.3	Mediation	52
Section 13.4	Arbitration	53
Section 13.5	Publicity	56
Section 13.6	Headings	56
Section 13.7	Notices	56
Section 13.8	Assignment	57
Section 13.9	Severability	58
Section 13.10	Relationship of the Parties	58
Section 13.11	Entire Agreement	58
Section 13.12	Counterparts; Facsimile Signatures	58
Section 13.13	Expenses	58
Section 13.14	Amendment; Waiver	59
Section 13.15	Interpretation	59
Section 13.16	Incorporation of Exhibits and Schedules	59
Section 13.17	WAIVER OF JURY TRIAL	59
Section 13.18	Specific Performance	60
Section 13.19	Further Assurance	60

Exhibits
Exhibit A	Form of Advanced Shipping Notice

Schedules
Schedule A-1	Codes for Initial Bi-Directional Product
Schedule A-2	Codes for Initial [***](1) Product
Schedule B	Launch Requirements
Schedule C	Products
Schedule D	Excluded Trademarks
Schedule E	Specifications
Schedule F	Transfer Prices
Schedule G	Guiding Principles of the Steering Committee
Schedule H	Additional Equipment of Distributor
Schedule I	Business Employees
Schedule J	Steering Committee Members

(1)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

CO-EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT

This CO-EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT, dated as of April 4, 2012, is made and entered into by and among Angiotech Pharmaceuticals, Inc., a corporation formed under the Laws of British Columbia with offices at 1618 Station Street, Vancouver, B.C., Canada, V6A 1B6 (the “Company”), Surgical Specialties Puerto Rico, Inc., a Puerto Rico corporation with offices at RD. 459 KM 0.6, Montana Industrial Park, Aguadilla, Puerto Rico (“Manufacturing Subsidiary 1”), Angiotech Puerto Rico, Inc., a Puerto Rico corporation with offices at RD. 459 KM 0.6, Montana Industrial Park, Aguadilla, Puerto Rico, 00605 ((“Manufacturing Subsidiary 2”, and together with the Company and Manufacturing Subsidiary 1, “Manufacturer”), each of them is severally referred to as a “Manufacturer Party”), Ethicon, LLC, a Delaware limited liability company with offices at 475 Calle C Suite 401, Los Frailes Industrial Park, Guaynabo, PR. 00969 (“Distributor” and together with Manufacturer, the “Parties”)), and solely for purposes of Section 4.4(b), Section 4.10, Section 4.11(a), Section 4.11(b), Section 8.1, Section 8.2, Section 8.3, Section 8.9(b)-(e), ARTICLE X, Section 12.8 and ARTICLE XIII, Angiotech International AG, a corporation formed under the Laws of Switzerland with offices at Route de Renens 1, Busigny-pres-Lausanne, CH-1030, Switzerland (“Company Subsidiary 1”) and Quill Medical, Inc., Delaware corporation with offices at 1633 Westlake Avenue North, Suite 400, Seattle, WA, 98109-6227 (“Company Subsidiary 2”, and together with Company Subsidiary 1, the “Company Subsidiaries”).

RECITALS

WHEREAS, Manufacturer develops, Manufactures and distributes Quill™;

WHEREAS, Distributor Manufactures and distributes medical devices;

WHEREAS, concurrently with the execution of this Agreement, Distributor entered into an Asset Sale and Purchase Agreement, dated as of the date hereof (the “Asset Sale and Purchase Agreement”), with the Company, Manufacturing Subsidiary 1, Company Subsidiary 2 and Ethicon, Inc. whereby as of the date hereof, Seller sold and Buyer purchased the Acquired Assets (as each such term is defined therein), including the Acquired Intellectual Property (as defined therein);

WHEREAS, concurrently with the execution of this Agreement, the Company, Manufacturing Subsidiary 1 and Company Subsidiary 2, Ethicon, Inc. and Distributor are entering into a License Agreement, dated as of the date hereof (the “License Agreement”), whereby Ethicon, Inc. and Distributor will grant to the Company, Manufacturing Subsidiary 1 and Company Subsidiary 2, a co-exclusive license within the Territory to the Acquired Intellectual Property (as defined in the Asset Sale and Purchase Agreement);

WHEREAS, Manufacturer shall Manufacture Product for Distributor in accordance with the terms set forth in this Agreement and desires to grant Distributor worldwide, co-exclusive rights to distribute the Product and transition the Manufacturing of the Product to Distributor;

WHEREAS, concurrently with the execution of this Agreement, Manufacturing Subsidiary 1, Manufacturing Subsidiary 2 and Distributor are entering into a Quality Agreement, dated as of the date hereof (the “Quality Agreement”), relating to certain actions to be taken by Manufacturer and Distributor to ensure that the Product is consistently Manufactured in accordance with Distributor’s standards; and

WHEREAS, concurrently with the execution of this Agreement, Manufacturer and Distributor are entering into a Service Level Agreement, dated as of the date hereof (the “Service Level Agreement”), relating to certain actions to be taken by the Parties to ensure continuity of supply of Product.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Company Subsidiaries agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement.  In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1:

“Abeyance Period” has the meaning ascribed to such term in Section 11.2.

“Action” means any action, claim, suit, audit, inquiry, investigation, proceeding, litigation or arbitration, whether civil or criminal, at law or in equity, by or before any Governmental Entity.

“Affiliate” means, with regards to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Co-Exclusive Manufacturing and Supply Agreement, dated as of the date hereof, by and among Manufacturer, Distributor and the Company Subsidiaries, as the same may be amended or supplemented, together with all the Exhibits and Schedules attached hereto.

“Ancillary Agreements” means the License Agreement, the Quality Agreement and the Service Level Agreement.

“Appeal Arbitrator” has the meaning ascribed to such term in Section 13.4(g).

“ASN” has the meaning ascribed to such term in Section 2.13.

“Asset Sale and Purchase Agreement” has the meaning ascribed to such term in the Recitals of this Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101, et seq.), as amended, and any successor statute.

“Bankruptcy Laws” means (a) the Bankruptcy Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada), (d) the Winding-up and Restructuring Act (Canada), (e) any other local, state, provincial or federal bankruptcy or insolvency Law or Law governing assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, recapitalization, winding-up, arrangement of debt or other similar relief, (f) any general corporate legislation in any relevant Canadian or U.S. jurisdiction in respect of any reorganization, recapitalization, arrangement or other similar relief, and (g) any similar legislation in a relevant jurisdiction, in each case, as applicable and as amended and in effect from time to time.

“Beneficial Owner” means any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship, or otherwise has or shares (a) voting power which includes the power to vote, or to direct the voting of, any capital stock; and or (b) investment power which includes the power to dispose, or to direct the disposition of, such capital stock.  “Beneficial Ownership” or “Beneficially Owns” shall have correlative meanings.

“Books and Records” has the meaning ascribed to such term in Section 6.6.

“Books and Records Policy” has the meaning ascribed to such term in Section 7.4.

“Business” means the development, Manufacturing and Commercialization of Quill™ by Manufacturer.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or authorized by Law to be closed in New York, New York, or Vancouver, British Columbia.

“Business Employee” has the meaning ascribed to such term in Section 4.8.

“C.F.R.” means the Code of Federal Regulations, as amended.

“CE Certificate” means that a Notified Body has deemed that a manufacturer’s quality system fulfills the quality assurance requirements of European Council Directive 93/42/EEC.

“Certificate of Analysis” means a certificate from Manufacturer certifying that specific characteristics defined in the requirements section of the Specifications have been met, including indicating numerical values for each specified characteristic.

“cGMP” means current good Manufacturing practices.

“cGMP/QSR” means cGMPs and adherence to the Quality System Regulations and other requirements set forth by the FDA and FDA Counterparts, collectively, that relate to the design, Manufacture, packing, labeling, storage and installation and servicing of medical devices.

“Change of Control Transaction” means any of the following, but solely to the extent that it includes the Business: (a) a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, take-over bid, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving any Manufacturer Party as a result of which either (i) the stockholders of such Manufacturer Party immediately preceding such transaction would hold less than 50% of the outstanding shares of, or less than 50% of the outstanding voting power of, the ultimate Person resulting from such transaction immediately after consummation thereof or (ii) any single Person or group would hold 50% or more of the outstanding shares or voting power of the ultimate Person resulting from such transaction immediately after the consummation thereof; (b) the direct or indirect acquisition (including by means of a take-over bid, tender offer or an exchange offer) by any Person or group of Beneficial Ownership, or the right to acquire Beneficial Ownership, or formation of any group which

Beneficially Owns or has the right to acquire Beneficial Ownership, of more than 50% of either the outstanding voting power or the outstanding shares of such Manufacturer Party, in each case on a fully diluted basis; (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of such Manufacturer Party by directors who were not (i) directors on the date of this Agreement, (ii) appointed by directors who were directors on the date of this Agreement or by directors so appointed or (iii) nominated for election to such Manufacturer Party’s board of directors by directors described in the preceding clauses (c)(i) through (c)(ii); (d) the adoption of a plan relating to the liquidation or dissolution of such Manufacturer Party; (e) the sale or disposition of all or substantially all the assets of such Manufacturer Party (or in the case of the Company, as determined on a consolidated basis), other than as contemplated by the Asset Sale and Purchase Agreement; or (f) the sale or disposition of assets or businesses that constitute 50% or more of the total revenue or assets of such Manufacturer Party (or in the case of the Company, as determined on a consolidated basis), in each case where the acquiring Person is a Third Party, other than as contemplated by the Asset Sale and Purchase Agreement.

“Commercialization” means, with respect to a medical device, the development, implementation and performance of marketing, sales, distribution and support activities for such medical device, including the use, sale, offer for sale, conducting of post-marketing surveillance and importing (and, in any jurisdiction, any other rights granted in such jurisdiction in connection with Patents) of such medical device in connection with such marketing, sales, distribution and support activities.  “Commercialize” and “Commercializing” shall have correlative meanings.

“Company” has the meaning ascribed to such term in the Preamble of this Agreement.

“Company Subsidiaries” has the meaning ascribed to such term in the Preamble of this Agreement.

“Company Subsidiary 1” has the meaning ascribed to such term in the Preamble of this Agreement.

“Company Subsidiary 2” has the meaning ascribed to such term in the Preamble of this Agreement.

“Confidential Information” means (i) all non-public information, whether in oral, written or electronic format, and given to one Party (or the Company Subsidiaries, if applicable) by the other Party (or the Company Subsidiaries, if applicable) relating to the Party providing such information or any of its Affiliates, including information regarding its products, distribution or information regarding its costs, productivity or technological advances and (ii) any Information (as defined in the Confidentiality Agreement) provided pursuant to the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 12, 2011, by and between the Company and Ethicon, Inc.

“Consideration” has the meaning ascribed to such term in Section 2.3(a).

“Contract” means any contract, agreement, binding arrangement or understanding, obligation, commitment, instrument, loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, franchise, power of attorney, purchase order, lease or license to which a Person is bound, in each case as amended, supplemented, waived or otherwise modified.

“Copyrights” means works of authorship, whether copyrightable or not, registered and unregistered copyrights and applications for registration of copyrights.

“Covered Contractor” means any Third Party a Party contracts to be directly responsible for, or involved with, the fulfillment of such Party’s obligations under this Agreement, including any subcontractors, Sublicensees and suppliers.

“CPR” has the meaning ascribed to such term in Section 13.3(a).

“CPSIA” means the Consumer Product Safety Improvement Act of 2008, as amended.

“Credit Agreement” means the Credit Agreement, dated as of May 12, 2011, by and among the Company, as Parent (as such term is defined therein), the Subsidiaries of Parent listed therein as Borrowers (as such term is defined therein), the Lenders listed therein (as such term is defined therein) and Wells Fargo Capital Finance, LLC, as Arranger and Administrative Agent (as such terms are defined therein).

“Damages” has the meaning ascribed to such term in Section 10.1.

“Design Examination Certificate” means certification that the examination of a medical device by a Notified Body has proven that the design of such medical device meets the requirements of the applicable European Council Directives, such as European Council Directive 93/42/EEC.

“Design History File” means a compilation of records that describes the design history of a finished medical device as required by the FDA pursuant to 21 C.F.R. Part 820,

including design input, design output, design review, design verification, design validation, design transfer, and design changes, or the equivalent as required by an FDA Counterpart.

“Device History Record” means the compilation of records of production history that are maintained for each batch, lot or unit to demonstrate that a medical device is Manufactured in accordance with the Device Master Record and the requirements therein, as required by the FDA pursuant to 21 C.F.R. Part 820, or the equivalent as required by an FDA Counterpart.

“Device Master Record” means the compilation of records that contain the procedures and specifications for a finished medical device, as required by the FDA pursuant to 21 C.F.R. Part 820, including medical device specifications, production process specifications, quality assurance procedures and specifications, packaging and labeling specifications and installation, maintenance and servicing procedures and methods, or the equivalent as required by an FDA Counterpart.

“Dispute” has the meaning ascribed to such term in Section 13.3.

“Distributor” has the meaning ascribed to such term in the Preamble of this Agreement.

“Distributor Indemnified Parties” has the meaning ascribed to such term in Section 10.1.

“Equipment” has the meaning ascribed to such term in the Asset Sale and Purchase Agreement.

“Exchange Act means the Securities Exchange Act of 1934, as amended.

“Failure to Supply” has the meaning ascribed to such term in Section 11.2.

“FCPA” has the meaning ascribed to such term in Section 8.5(e).

“FDA” means the U.S. Food and Drug Administration and any successor agency.

“FDA Counterpart” means, with respect to any country or jurisdiction outside of the United States, the Governmental Entity in such country or jurisdiction that performs substantially similar functions as the FDA with respect to approval and regulation of medical devices, and includes the Therapeutic Products Directorate of Health Canada.

“Federal Acquisition Regulations” means Title 48 of the C.F.R.

“Field” means the field of knotless tissue closure devices and methods of use, including but not limited to barbed sutures, and the development, Commercialization and Manufacturing thereof.

“Field Action” has the meaning ascribed to such term in Section 6.4(a).

“Force Majeure Event” has the meaning ascribed to such term in Section 11.1.

“Foreign Materials” mean the undesirable presence of any substance that does not belong on Product and may lead to infection or fever.

“Future Product” means any and all Products (other than the Initial Products), including any Improvements thereto, and any Improvements to the Initial Products, that are Manufactured by Manufacturer and subject to a Future Product Development Agreement, if needed, or that the Parties otherwise mutually agree to in writing in the future shall become part of this Agreement.

“Future Product Development Agreement” means an agreement that governs the ownership of Intellectual Property and development efforts related to Future Products and that are derived from or otherwise leverage Product Know-How.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Entity” means any international, supranational, national, provincial, regional, federal, state, municipal, local or other government, any instrumentality, department, commission, agency, bureau, board, subdivision, court, tribunal or judicial or arbitral body, any administrative, regulatory or self-regulatory agency, commission, body, task force or other authority (including any securities exchange or other self-regulatory organization in the securities, financial services, investment or commodity industries), or any quasi-governmental or private body exercising any regulatory, taxing or importing or other governmental or quasi-governmental authority.

“Guiding Principles” has the meaning ascribed to such term in Section 2.4(b).

“Incorporated Materials” has the meaning ascribed to such term in Section 8.9(b).

“Improvement” means any new or different uses or indications, change or improvements in suture material, improvements to efficiency or methods of Manufacturing, new product codes and/or varying suture sizes from,(2) in each case, as related to the Products.

“Indebtedness” means, with respect to any Person, without duplication:  (i) indebtedness for borrowed money; (ii) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; (iii) indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit or guarantee (or reimbursement agreements in respect thereof); and (iv) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor.

“Indemnified Party” has the meaning ascribed to such term in Section 10.3.

“Indemnifying Party” has the meaning ascribed to such term in Section 10.3.

“Ineligible Person” means any Person who: (a) is excluded, debarred or otherwise ineligible to participate in the federal health care programs or in federal procurement or non-procurement program; or (b) has been convicted or indicted of a criminal offense related to the provision of health care items or services, but has not yet been excluded, debarred or otherwise declared ineligible.

“Initial Bi-Directional Product” means the Quill™ Knotless Tissue-Closure Device with the Self-Retaining System,(1) for the SKUs set forth on Schedule A-1.

“Initial Products” means, collectively, the Initial Bi-Directional Product and the Initial(1) Product.

“Initial Remedial Period” has the meaning ascribed to such term in Section 6.1(c).

“Initial Term” has the meaning ascribed to such term in Section 12.1.

(2)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

“Initial [***](3) Product” means the Quill™ Knotless Tissue-Closure Device with the [***](3) for the SKUs set forth on Schedule A-2.  The subset of SKUs so identified on Schedule A-2 shall constitute the “[***](3) Product.”

“Intellectual Property” means any and all rights in intellectual or industrial property in any jurisdiction, whether owned or held under license, including such rights in and to all (a) registered and unregistered Trademarks; (b) Copyrights; (c) rights in computer software, databases and data; (d) Patents; (e) Know-How; (f) trade secrets; (g) technology; and (h) registrations of, and applications to register, any of the foregoing with any Governmental Entity and any renewals, modifications or extensions thereof and the goodwill associated with each of the foregoing.

“Know-How” means any and all pharmaceutical, technical or scientific information, products, apparatuses, trade secrets, data, software, processes, methods, techniques, know-how, algorithms, formulae, systems, designs, discoveries, inventions and other similar proprietary or confidential information, whether or not protected by trade secret Law.

“Knowledge of Manufacturer” means the actual knowledge, after reasonable inquiry of the employees of Manufacturer and the Company Subsidiaries, of those individuals set forth on Section 1.1(a) of the Manufacturer Disclosure Schedule.

“Launch” satisfaction of the obligations by Seller (as defined in the Asset Sale and Purchase Agreement) set forth in the launch requirements schedule set forth on Schedule C and the reasonable determination by Ethicon, Inc. that such Seller has satisfied such obligations, such determination to be made in accordance with customary industry practice.  “Launched” shall have a correlative meaning.

“Launch Date” means the date on which a Product is Launched.

“Law” means any and all domestic (provincial, federal, state or local) or foreign laws, statutes, codes, rules, regulations, requirements, ordinances or Orders promulgated by any Governmental Entity.

“License Agreement” has the meaning ascribed to such term in the Recitals of this Agreement.

(3)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

“Lien” means any mortgage, pledge, security interest, encumbrance, deed of trust, priority, pre-emptive right, right of first refusal or similar rights of others, charge or other lien (whether arising by contract or by operation of law), whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any sale and leaseback, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent Laws of any jurisdiction).

“Manufacturer” has the meaning ascribed to such term in the Preamble of this Agreement.

“Manufacturer Disclosure Schedule” means the disclosure schedule of Manufacturer referred to in, and delivered to Distributor pursuant to, this Agreement.

“Manufacturer Indemnified Parties” has the meaning ascribed to such term in Section 10.2.

“Manufacturer Party” has the meaning ascribed to such term in the Preamble of this Agreement.

“Manufacturing” means the activities related to the design, manufacture, fabrication, assembly or processing of a finished medical device, including contract sterilization, installation, relabeling, remanufacturing, repacking or specification development.  “Manufacture” shall have a correlative meaning.

“Manufacturing Subsidiary 1” has the meaning ascribed to such term in the Preamble of this Agreement.

“Manufacturing Subsidiary 2” has the meaning ascribed to such term in the Preamble of this Agreement.

“Maximum Capacity” has the meaning ascribed to such term in Section 2.9.

“New Senior Note Agreement” means the Indenture, dated as of May 12, 2011, by and among Deutsche Bank National Trust Company, as Collateral Agent and Trustee (as defined therein), the Company and the Guarantors (as defined therein).

“Notified Body” means an organization that has been accredited by a Member State (Competent Authority) of the European Union to assess whether a product meets the

European Council Directives, such as European Council Directive, 93/42/EEC, in support of CE marking, including assessing the manufacturer’s conformity to the essential requirements list in such directive(s).

“Old Senior Note Agreement” means the Indenture, dated as of December 11, 2006, as amended, supplemented or otherwise modified from time to time, including the Supplemental Indenture, dated as of May 12, 2011, by and among the Company, the Guarantors (as such term is defined therein) and Deutsche Bank National Trust Company, as successor to Wells Fargo Bank, N.A., as trustee.

“Order” means any decision, decree, order, writ, judgment, stipulation, award, injunction (whether temporary, preliminary or permanent), temporary restraining order or other order in any suit or proceeding by any Governmental Entity.

“Owned Intellectual Property” means all Product Intellectual Property in any jurisdiction which any of the Manufacturer Parties or the Company Subsidiaries owns or in respect of which it is empowered to grant a license, prior to or during the term of this Agreement, and which is required by, or reasonably necessary for, Distributor to exercise rights and carry out its obligations defined in this Agreement.

“Parties” has the meaning ascribed to such term in the Preamble of this Agreement, except that solely for purposes of ARTICLE XIII, “Parties” shall include the Company Subsidiaries.

“Patent” means any patent, including any utility model and utility patent and design patent, any modification, division, continuation, continuation-in-part, extension, reissue, reexamination and renewal of any of the foregoing, patents of addition and patents of importation, in each case including any application therefor, that is issued by, or pending before, any patent office in any jurisdiction.

“Patent Claim” means either (a) a claim of an allowed or issued Patent that has not been held to be invalid by a Governmental Entity or a court of competent jurisdiction in any unappealable or unappealed decision or (b) a claim of a Patent application that is pending and that has not been abandoned or finally rejected without the possibility of appeal or re-filing.

“Permits” has the meaning ascribed to such term in Section 8.5.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a joint venture, a trust, a business trust, cooperative, foreign trust or foreign business organization or any other entity or organization known to Law, including a

Governmental Entity and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Product” means Quill™ for all applications and indications as more fully described on Schedule C attached hereto (as may be amended by mutual agreement of the Parties in writing), which are Manufactured in accordance with the Specifications, branded for Distributor or any of its Affiliates, are to be distributed solely by Distributor, any of its Affiliates or their respective Sublicensees and have been Launched.  For clarification, “Product” shall include the Initial Products and any Future Products.

“Product Intellectual Property” means the Intellectual Property, in any jurisdiction, that is owned or used by Manufacturer or the Company Subsidiaries in order for Manufacturer to make, have made, use, sell, offer to sell or import the Product.

“Product Know-How” means any and all Know-How relating to the development, Manufacture, purchase, sale or use of any Product, including operation manuals and specifications, algorithms, drawings, maintenance schedules and protocols of any machinery and components used to Manufacture Product, qualifications (including installation qualifications, operational qualifications and performance qualifications), the Design History File, the Device Master Record, biological materials and other materials and compositions which are reasonably related thereto.

“Projected Forecast” means a non-binding written rolling global forecast of Distributor’s expected requirements for each of the respective Products (by SKU) during the twelve (12) months following delivery of such forecast, and prepared by Distributor in good faith.

“Public Official” means: (a) any officer, employee or representative of any Governmental Entity; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity, including any state-owned or controlled veterinary or medical facility; (c) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (d) any Person acting in an official capacity for any Governmental Entity, enterprise, or organization identified above; or (e) any political party, party official or candidate for political office.

“Qualifying Jurisdiction” has the meaning ascribed to such term in Section 4.11(b).

“Quality Agreement” has the meaning ascribed to such term in the Recitals of this Agreement.

“Quality System Regulations” or “QSRs” means 21 C.F.R. Part 820 which sets forth the cGMP requirements that govern the methods used in, and the facilities and controls used for, designing, Manufacturing, packaging, labeling, storing, installing, and servicing of medical devices intended for human use, or the equivalent Law as required by an FDA Counterpart.

“Quarterly Financial Statements” has the meaning ascribed to such term in Section 6.5(b).

“Quill™” means any product reflected or embodied in the Acquired Intellectual Property (as defined in the Asset Sale and Purchase Agreement) as of the Closing Date, including, but not limited to, [***](4).

“Quill Trademarks” means Quill™, Monoderm™ and any other Trademarks used by Manufacturer or the Company Subsidiaries specifically in the Commercialization of Quill™.  For the avoidance of doubt, the Quill Trademarks shall not include the Trademarks set forth on Schedule D attached hereto.

“Raw Materials” mean the materials, components and packaging required to Manufacture any Product in accordance with the Specifications.

“Representatives” means, with regard to any specified Person, such Person’s directors, officers, partners, members, employees, agents, representatives, financial advisors, lenders, consultants, accountants and attorneys.

“Royalty” means any royalty payable by Distributor pursuant to the License Agreement, which is allocable to the distribution of Products Manufactured solely by Distributor and/or its Sublicensees.

“Service Level Agreement” has the meaning ascribed to such term in the Recitals of this Agreement.

“SKU” means stock-keeping unit.

“Specifications” mean the specifications for the design, composition, product safety assurance, Manufacture, packaging, and/or quality control of any Product, as set forth on

(4)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule E attached hereto, as the same may hereafter be modified by mutual agreement in writing.

“Steering Committee” has the meaning ascribed to such term in Section 5.1.

“Sublicensee” means any Person (including any Third Party or Affiliate of a Party) granted a sublicense (including any sublicense under a sublicense to an intermediary Person) or other right, such as the sublicense or right to Manufacture, package, finish, or otherwise deal with one or more Products.  “Sublicense” shall have a correlative meaning.

“Subsidiary” means, with respect to any Person, an Affiliate of such Person which (a) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned, controlled or held, directly or indirectly, by such Person or one or more subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, trust or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned, controlled or held, directly or indirectly, by such Person or one or more subsidiaries of such Person or a combination thereof, and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director, managing member or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Term” has the meaning ascribed to such term in Section 12.1.

“Territory” means worldwide.

“Third Party” means any Person other than Manufacturer or Distributor or any of their respective Affiliates.

“Third Party Claim” has the meaning ascribed to such term in Section 10.3.

“Trademarks” means the trademarks, applications for trademarks, slogans, artwork, trade names, service marks, certification marks, assumed name, trade dress, logo or other identifying indicia including all applications for registration therefor, and all registrations, renewals, modifications and extensions thereof.

“Transfer Price” has the meaning ascribed to such term in Section 2.4.

“Transition Period” means the period commencing on the date that the Equipment is delivered to Distributor and installed at Distributor’s [***](5) pursuant to Section 6.3(b) of the Asset Sale and Purchase Agreement and expiring no less than [***](5) thereafter and no more than [***](5) thereafter, as determined by Distributor in its sole discretion.

“Young Persons Policy” has the meaning ascribed to such term in Section 7.2.

“YTD LIFR” has the meaning ascribed to such term in Section 2.9.

ARTICLE II

SUPPLY OF PRODUCT

Section 2.1                                    Co-Exclusive Rights.  During the Term, and subject to the remainder of this Section 2.1, Manufacturer hereby grants to Distributor the sole co-exclusive right to use, import, promote, market, distribute, sell or offer for sale the Products within the Territory.  Upon expiration or termination of this Agreement, Distributor’s sole co-exclusive right within the Territory set forth in this Section 2.1 shall become non-exclusive and expire upon the later of (a) the date of last sale by Distributor, its Affiliates or Covered Contractors, of Products in stock at the time of the expiration or termination of this Agreement or (b) the fulfillment of all of Distributor’s warranty obligations respecting such Products, which obligations require the use, import or distribution of the Products.  Manufacturer further grants to Distributor the right to grant sublicenses under Distributor’s rights set forth in this Section 2.1 to its Affiliates or Third Parties.  During the Term, Manufacturer and its Affiliates shall not directly or indirectly Manufacture the Product for or to anyone other than Distributor.

Section 2.2                                    Supply and Specifications.

(a)                       During the Term, Manufacturer shall supply Distributor (and its Affiliates) with all of those quantities of Product as ordered by Distributor (and its Affiliates) pursuant to this Agreement.  Each Product sold hereunder shall conform to the Specifications for such Product and be supplied to Distributor in accordance with the terms of this Agreement.

(b)                       If the Parties agree in writing to make any changes to the Specifications of any Product pursuant to the Quality Agreement, then the Parties shall promptly implement such changes and Schedule E hereto shall be deemed amended automatically to include such changes.

(5)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

(i)             To the extent Future Products are subsequently developed under the terms and conditions agreed upon by the Parties pursuant to a Future Product Development Agreement, if applicable, Schedule E hereto shall be deemed amended automatically to include the final written Specifications for each such Future Product.

(ii)          In the event Manufacturer or Distributor desires to modify the Specifications, such Party shall present the proposed modification in writing to the other Party, who will then have twenty (20) Business Days to review such initial proposal and provide an initial response, including any follow-up measures or additional review that may be required.  If each of the Parties agrees in writing to the proposed modification, then Schedule E hereto shall be deemed to be amended automatically and restated, as necessary to include such modified Specifications.

Section 2.3                                    Launches of Initial Products.

(a)                       In consideration for Manufacturer’s efforts to supply Products to Distributor pursuant to the terms of this Agreement, Distributor shall pay to Manufacturer the following amounts (the “Consideration”) in U.S. dollars by wire transfer of immediately available funds to the bank account specified by Manufacturer prior to the date of this Agreement, which account may be changed by Manufacturer by written notice at least ten (10) Business Days prior to the applicable Launch Dates specified in this Section 2.3 in the following manner:

(i)             $7 million no later than ten (10) Business Days following the Launch Date of the Initial Bi-Directional Product; and

(ii)          $2.5 million no later than ten (10) Business Days following the Launch Date of the SKUs constituting the [***](6) Product as identified on Schedule A-2; provided that such Launch Date occurs on or prior to June 30, 2013 (for the avoidance of doubt, Distributor shall not be obligated to make the payment to Manufacturer pursuant to this Section 2.3(a)(ii) if the Launch Date of the [***](6) Product occurs after June 30, 2013, but if such Launch Date occurs on or prior to such date, then payment shall be made pursuant to this Section 2.3(a)(ii), regardless of whether payment is required pursuant to Section 2.3(a)(iii)); and

(iii)       $2.5 million no later than ten (10) Business Days following the Launch Date of all SKUs constituting the[***] (6) Product as set forth on Schedule A-2 (including the SKUs constituting the [***](6) Product and the

(6)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

other SKUs set forth on Schedule A-2); provided that such Launch Date occurs on or prior to June 30, 2013 (for the avoidance of doubt, Distributor shall not be obligated to make such payment to Manufacturer pursuant to this Section 2.3(a)(iii) if the Launch Date of the [***](7) Product occurs after June 30, 2013, and any payment made pursuant to this Section 2.3(a)(iii), if any, shall be in addition to any payment required pursuant to Section 2.3(a)(ii)).

(b)                       The Parties acknowledge that Manufacturer has entered into this Agreement with the anticipation of receiving the Consideration provided for in Section 2.3(a).  The Parties acknowledge and agree, however, that the Consideration are contingent upon satisfaction of conditions provided for therein which may not be satisfied, and as a result, some or all of such payments may not become obligations of Distributor (or its assigns) and may therefore never be paid.  Manufacturer acknowledges that the possibility of receiving the Consideration in accordance with the terms set forth in Section 2.3(a) constitute sufficient consideration for entering into this Agreement.  Neither Party has made a representation or warranty to the other that any such conditions will be satisfied.  Accordingly, in the event such conditions to any payments of Consideration are not met, no Party shall have any recourse against the other Party hereunder unless there is an independent breach of this Agreement.

Section 2.4                                    Transfer Prices.

(a)                       The transfer price (the “Transfer Price”) for each type of Product delivered by Manufacturer to the carrier for shipment selected by Distributor during the term of this Agreement shall be as set forth on Schedule F attached hereto, as the same may hereafter be modified by mutual agreement of the Parties in writing.  The Transfer Prices set forth therein include all costs of sterilization and packaging in accordance with the Specifications.  The Transfer Prices shall adhere to the guiding principles of the Steering Committee set forth on Schedule G attached hereto (the “Guiding Principles”).  Distributor shall pay Manufacturer the applicable Transfer Price of each unit of Product shipped pursuant to this Agreement.

(b)                       At each meeting of the Steering Committee, the Steering Committee shall review the Transfer Prices and each Party may produce written independently verifiable documentation as to the change, if any, in the costs of Raw Materials used by Manufacturer to Manufacture the Product or in Manufacturer’s Manufacturing operations in connection with the Product.  The Steering Committee shall negotiate in good faith to agree on whether an increase or decrease in the Transfer Prices of any of the Products is appropriate given such change.  An adjustment to the Transfer Price of any Product shall be considered by the Parties only to the extent that any changes in Manufacturer’s direct costs relate to or affect the variable cost per unit of such Product.  In addition, any increase in the Transfer Price of any Product proposed by Manufacturer

(7)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

pursuant to this Section 2.4 shall be considered by the Parties only if Distributor, after having received consent from Manufacturer, has been provided the opportunity to negotiate in good faith with Manufacturer’s suppliers, alternative suppliers or Covered Contractors, for a period of ninety (90) days from the date such increase is first proposed by Manufacturer, to obtain a fair market price for the Raw Materials and any other such costs relating to such Product.

Section 2.5                                    Payment Terms.  Distributor shall pay all invoices issued by Manufacturer within [***](8) after receipt of such invoice.  In order to support timely invoice processing, Manufacturer shall use commercially reasonable efforts to ensure that (a) the quantity of Products shipped does not exceed the quantity of Products ordered pursuant to the relevant purchase order, (b) the invoice sent by Manufacturer to Distributor reflects the correct Distributor purchase order number to which it relates, (c) the Transfer Prices on the invoice matches the Transfer Prices reflected on the Distributor’s purchase order to which it relates and (d) each invoice shall reflect no more than one purchase order number.  Any payment on a purchase order made in full [***](8).  Distributor shall remit payment by electronic bank transfer for each respective purchase order of Products that it places pursuant to this Agreement within terms of its receipt of such ordered Products (and applicable invoices therefor); provided that such Products comply with the terms of this Agreement.

Section 2.6                                    Taxes.  Distributor shall make all payments under this ARTICLE II to Manufacturer under this Agreement without deduction or withholding for taxes, except to the extent that any such deduction or withholding is required by Law in effect at the time of payment.  Any tax required to be withheld on amounts payable under this Agreement shall promptly be paid by Distributor on behalf of Manufacturer to the appropriate Governmental Entity, and Distributor shall furnish Manufacturer with proof of payment of such tax.  Any such tax required to be withheld will be an expense of and borne by Manufacturer.

Section 2.7                                    Forecasts.

(a)                       Beginning three (3) months prior to the Launch of either the Initial Bi-Directional Product or Initial [***](8) Product (whichever is earlier), and, thereafter, monthly during the Term, Distributor shall provide Manufacturer a Projected Forecast for such Product for planning purposes.

(b)                       Both Manufacturer and Distributor shall participate in a series of inventory and production planning meetings scheduled at regular intervals during the Term.  The purpose of these meetings shall be to discuss quality systems and operations planning.  Each Party agrees to ad hoc meetings as reasonably necessary.

(8)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

(c)                        Notwithstanding anything in this Agreement to the contrary, during the Transition Period, all of the Products required by Distributor is to be Manufactured solely by Manufacturer.

Section 2.8                                    Purchase Orders.  Distributor shall place binding purchase orders with Manufacturer for Products by written or electronic purchase order (or by any other means agreed to by the Parties), which shall be placed at least [***](9) days prior to the requested delivery date, unless Manufacturer explicitly agrees to accept a purchase order with a shorter lead time.  The Parties acknowledge that in no event shall Distributor be obligated to purchase or have any liability in respect of any specific amount of Product under this Agreement, except for the quantities which Distributor shall actually order through such binding purchase order as set forth in the preceding sentence and as required pursuant to Section 2.15(d).  The delivery period shall be counted from the date the purchase order was issued to the date the shipment is received at a distribution center location as specified by Distributor and designated in the “ship to” section on such purchase order.  All Products ordered by Distributor under this Agreement shall be delivered on or before the delivery date set forth in the purchase order, but in no event shall Products be delivered to Distributor earlier than five (5) Business Days prior to such delivery date.

Section 2.9                                    Manufacturing Capacity.  Subject to the remainder of this Section 2.9, Manufacturer warrants to Distributor that, from and after the Launch Date of each Product, Manufacturer will have sufficient capacity at its Manufacturing facilities and the facilities of its Covered Contractors and the suppliers to such contractors to Manufacture and deliver the quantities of such Product requested by Distributor pursuant to the most recent Projected Forecast (as it may be revised and updated on a monthly basis).  To the extent Distributor places a purchase order for quantities of Product for any month in excess of [***](9), Manufacturer shall use commercially reasonable efforts to fulfill such order, but in no event shall Manufacturer be liable for or have any obligation with respect to any failure to deliver Product in quantities in excess of [***](9), except to the extent caused by the gross negligence or willful misconduct of Manufacturer; provided that if Distributor places a purchase order for quantities of Product that would cause such Product’s Maximum Capacity to be exceeded for any month and Manufacturer submits or has submitted a written proposal to the Steering Committee for expansion of its Manufacturing capacity pursuant to Section 2.15(e) which, at the time such purchase order was placed by Distributor, is (a) not approved, or remains under consideration, by the Steering Committee, Manufacturer shall be liable for and have obligation with respect to such purchase order only for the maximum number of units that would not cause such Product’s Maximum Capacity to be exceeded for such month, or (b) approved by the Steering Committee, Manufacturer shall be liable for the fulfillment of purchase orders placed after the Steering Committee has approved of such proposal and the period of time for implementation of such proposal as specified by the Steering Committee has passed.  Subject to the preceding sentence, Manufacturer warrants to Distributor that, to the extent Distributor places timely purchase orders for quantities of Product, its Manufacture and delivery of Product to Distributor shall be

(9)         Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

sufficient for Distributor to fully and timely satisfy a line item fill rate (“YTD LIFR”) of at least [***](10) during each of the periods beginning from the first day of the applicable calendar year through the end of each month on a rolling monthly basis during the Term.  “Maximum Capacity” means [***](10).

Section 2.10                             [Intentionally Omitted].

Section 2.11                             Past Due Orders.  In the event that Manufacturer misses or becomes aware that it will miss a previously agreed delivery date, Manufacturer shall notify Distributor promptly.  Manufacturer shall furnish Distributor a listing of such delinquent orders, if any, on a weekly basis, along with Manufacturer’s latest schedule for fulfilling those orders.  [***](10)

Section 2.12                             Conflicts.  To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

Section 2.13                             Delivery.  All charges for packing (including, but not limited to, freight packing, bulk packaging and individual Product packaging), hauling, storage and bar coding as set forth in Section 2.14 shall be included in the Transfer Price.  [***](10)  A Certificate of Analysis and an Advanced Shipping Notice in the form attached hereto as Exhibit A (the “ASN”) shall be sent to Distributor for each Product before its shipment.  All shipments must also be accompanied by a packing slip that describes the contents therein, states the purchase order number and shows the shipment’s destination, and Manufacturer shall follow the Specifications set forth in Schedule E.  Manufacturer agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with Distributor’s instructions.  Manufacturer shall pack all Products ordered hereunder in accordance with the applicable Specifications and in a manner suitable for shipment and sufficient to withstand the effects of shipping, including handling during the loading and unloading process.  Manufacturer further agrees to promptly render correct and complete invoices to Distributor after the shipment of Product has left Manufacturer’s dock.

Section 2.14                             Shipment.  Product shall be delivered to the point of use to any of Distributor’s distribution centers specified by Distributor and shown on the purchase order.  Title and risk of loss with respect to the Product shall transfer to Distributor upon delivery by Manufacturer to the carrier for shipment selected by Distributor.

Section 2.15                             Transition Period.

(a)                       Subject to the provisions of this Section 2.15, Manufacturer shall be obligated to Manufacture and supply Product in accordance with the provisions of this Agreement.  Manufacturer shall meet with Representatives of Distributor on at least a

(10)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

monthly basis during the Term to share information with Distributor regarding its process for Manufacturing Product and all related Product Intellectual Property and shall permit such Representatives to visit Manufacturer’s Manufacturing facilities to observe its operations during regular business hours and upon reasonable advance notice.

(b)                       Manufacturer shall cooperate in good faith with Distributor, at Distributor’s sole cost, to enable Distributor, its Affiliates or Covered Contractors designated by Distributor to have the capability to Manufacture the Product, no later than the expiration of the Transition Period.  Such cooperation shall include, but not be limited to, training sessions from Manufacturer’s employees or Covered Contractors who are substantively familiar with the Product Know-How, and efforts to assist Distributor in establishing Distributor’s Device Master Record for the Products and any other regulatory submissions that may be required or recommended to enable Distributor, its Affiliates or Covered Contractors designated by Distributor to have the capability to Manufacture the Product in accordance with the terms of this Section 2.15.

(c)                        In no event shall a Product Manufactured by Distributor be sold commercially prior to the expiration of the Transition Period.

(d)                       Distributor hereby agrees that for the [***](11) after the expiration of the Transition Period, Distributor shall be required to place binding cumulative purchase orders with Manufacturer for quantities of Product equal to at least [***](11) of the aggregate quantity of Products ordered from Manufacturer in the final [***](11) of the Transition Period.

(e)                        In the event Manufacturer determines that additional equipment, Manufacturing space, labor or other expansions to Manufacturing capacity are required to produce Product in excess of the Maximum Capacity of the Products for Distributor, Manufacturer may submit to the Steering Committee written proposals for the purchase, lease, hiring or other actions to be taken to expand its Manufacturing capacity.  If the Steering Committee approves such proposal, then in addition to any other terms that may be approved by the Steering Committee, Distributor shall be responsible for the purchase of equipment listed on Schedule H; provided that Manufacturer hereby agrees that at the expiration of the Transition Period, such equipment purchased by Distributor shall be delivered to Distributor at times and locations specified by Distributor and at Distributor’s cost.  Title to such equipment shall, at all times, remain in Distributor, and Manufacturer hereby agrees that it shall have no right, title or interest therein other than the right to use such equipment for the Manufacture of Product in accordance with the terms of this Agreement.  Such equipment shall be clearly labeled as belonging to Distributor and

(11)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Manufacturer shall not make any action to hold itself out to any creditor or other Third Party as having any right, title or interest therein.  Distributor shall be entitled to file a financing statement under applicable Personal Property security Laws to record its ownership interest of such equipment.

(f)                         [***](12)

(g)                        Any additional terms governing the enabling of Distributor, its Affiliates or its Covered Contractors to have the capability to Manufacture the Product (including any change to the duration of the Transition Period) shall be determined by the Steering Committee.

ARTICLE III

REGULATORY AND QUALITY OBLIGATIONS OF THE PARTIES

Section 3.1                                    Regulatory Submissions.

(a)                       During the Term, Manufacturer, either directly or through a designated Third Party, shall prepare and maintain, at Manufacturer’s expense, all technical files and submissions necessary to obtain and maintain all necessary approvals or clearances required to sell the Products in the U.S. and the European Union, including (i) 510(k) Clearance, Pre-Market Approval, CE Certificates, Design Examination Certificates and the relevant country registration approvals and related submissions and letters to file, and (ii) Product qualifications, verifications, validations and design control, that may be required for approval of the development, Manufacturing or Commercialization of any Products.  Manufacturer shall (A) provide Distributor with copies of all such proposed submissions in advance and a reasonable opportunity to review and comment on any such submissions and (B) shall not submit any proposed submissions without Distributor’s prior written approval and consent, which shall not be unreasonably withheld or delayed.  During the Term, Manufacturer shall also permit, where reasonably possible, Distributor to participate in all meetings with the FDA or FDA Counterpart, as applicable, relating to any such approvals or clearances.

(b)                       Manufacturer shall, and shall cause its Affiliates to, provide to Distributor such information as Distributor may reasonably request, in each case, to permit Distributor to prepare and maintain all technical files and submissions necessary to obtain and maintain all necessary approvals or concurrences required to develop, Manufacture and Commercialize the Products in the Territory, including (i) 510(k) Clearance, Pre-Market

(12)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Approval, CE Certificates, Design Examination Certificates and the relevant country registration approvals and related submissions and letters to file, and (ii) Product qualifications, verifications, validations and design control (including, but not limited to, Distributor’s own Device Master Record and Design History File for Products), that may be required for approval of any Products; provided that in the event there are changes in applicable Law or requests from a Governmental Entity that require Distributor or its Affiliates to obtain additional information relating to the Products, Distributor shall have the right to request, and Manufacturer shall use commercially reasonable efforts to provide, additional information reasonably required to satisfy any such requirements.

Section 3.2                                    Disposition of Defective Product.  Without prejudice to any other remedy which Distributor may have, Manufacturer shall replace, at its own cost and expense, including reimbursement of freight and disposition costs (including costs of notifications, rework of materials, additional labor costs and scrap costs) incurred by Distributor, Product that fails to comply with the Specifications or is defective.  Distributor shall promptly notify Manufacturer in writing of the existence and nature of any non-compliance or defect which comes to its attention and Manufacturer shall have ten (10) days from receipt of such written notification to inspect such defective Product or provide Distributor with detailed written instructions to return or dispose of such defective Product.  Distributor shall have no obligation to pay for any Product that is subject to such claim of non-compliance or defect, unless such claim is resolved in Manufacturer’s favor either pursuant to Section 3.3 or upon mutual agreement between Distributor and Manufacturer.  If Manufacturer fails to so inspect or instruct Distributor as to the disposition of such defective Product within ten (10) days after receipt of written notification of non-compliance or defect, Distributor may dispose of such defective Product as it sees fit and Manufacturer shall promptly (a) reimburse Distributor for all direct, out-of-pocket costs incurred by Distributor in respect of such return or disposition, and (b) replace such defective Product at its own cost and expense.

Section 3.3                                    Independent Testing.  If, after Manufacturer’s inspection of any Product, the Parties disagree as to whether such Product conforms to the Specifications or whether the Product is defective, either Party may deliver the Product to an independent Third Party laboratory, mutually and reasonably acceptable to both Parties, for analytical testing to confirm the Product’s conformity to the Specifications or the presence or absence of defects.  All costs associated with such Third Party testing shall be at Distributor’s expense unless the tested Product is determined by such Third Party to be defective or not in conformity with the Specifications, in which case, all such costs (including reimbursement of freight and disposition costs) shall be promptly paid by Manufacturer.  No inspection or testing of or payment for Product by Distributor or any Third Party agent of Distributor shall constitute acceptance by Distributor thereof pursuant to Section 2.14, nor shall any such inspection or testing be in lieu or substitution of any obligation of Manufacturer for testing, inspection and quality control as provided in the Specifications, the Quality Agreement or under applicable Laws.

Section 3.4                                    Notice of Audits and Inquiries.

(a)                       Manufacturer agrees to promptly notify Distributor of any audit requested by the FDA, a FDA Counterpart or any other Governmental Entity, of its facilities used for the Manufacture of the Products, or any request for information from the FDA, a FDA Counterpart or any other Governmental Entity, related to the Manufacture of Products, as soon as practicable after Manufacturer receives notice of such audit or request, but in any case no later than (i) two (2) days following the delivery or receipt of such request, if such request is written and (ii) one (1) day following the delivery or receipt of such request, if such request is not written.

(b)                       Manufacturer agrees to provide Distributor with copies of all other correspondence from the FDA, a FDA Counterpart or any other Governmental Entity relating to the Products within one (1) week following the receipt of such correspondence.

(c)                        Manufacturer agrees to (i) provide Distributor with copies of all of its correspondence relating to the Product in advance of any delivery to the FDA, a FDA Counterpart or any other Governmental Entity and a reasonable opportunity to review and comment on any such correspondence and (ii) shall consider in good faith all comments and input made by Distributor with respect thereto.

ARTICLE IV

ADDITIONAL OBLIGATIONS

Section 4.1                                    Sales of Products.  All business decisions, including the sale, price, quantities and promotion of any Product supplied to Distributor under this Agreement shall be within the sole discretion of Distributor.  Manufacturer agrees that payment by Distributor to Manufacturer of the Transfer Prices set forth in Section 2.4 shall constitute complete satisfaction of any duty, whether express or implied, which could be imposed upon Distributor to commercially exploit its rights under this Agreement and are accepted by Manufacturer in lieu of any best efforts, reasonable efforts or other subjective diligence obligations on the part of Distributor.  Manufacturer agrees that there can be no assurance that any level of sales of Product will be achieved.

Section 4.2                                    Competing Products.  Except for the obligations and restrictions expressly set forth in this Agreement and the Confidentiality Agreement, nothing in this Agreement shall be construed to restrict the right of any Party or its Affiliates to engage in any business activity, investment or other opportunity anywhere in the world.  The Parties understand and agree that this Agreement confers no rights and imposes no obligations on either Party except for the rights and obligations expressly stated in this Agreement.  Each Party acknowledges and agrees that the other Party and its Affiliates have been, are and will continue to be, actively involved in the design, development, Manufacturing, Commercialization, acquisition, marketing, licensing, promotion, sale and/or distribution of products in the Field (including the Product or Quill™, as applicable), as well as products which compete directly with the Product or Quill™ throughout and after the Term.

Section 4.3                                    New Products.

(a)                       During the Term, Manufacturer hereby grants Distributor (or its designated Affiliates) the right of first negotiation to obtain rights (whether by means of an acquisition, license, exclusive or co-exclusive distributorship or any other potential deal structure) to Commercialize any new products (other than the Products) in the Field (the “New Products”).  For the avoidance of doubt, Manufacturer shall not offer rights to Commercialize any such New Products to any Third Party without first offering such New Products to Distributor in accordance with the terms of this Section 4.3.

(b)                       At such time as Manufacturer develops the design specifications for a prototype of a New Product, Manufacturer shall contact Distributor and provide a report to Distributor detailing such specifications.  Distributor may, at its option, suggest improvements or modifications to such design.

(c)                        At such time as Manufacturer submits a 510(k) Clearance application, Premarket Approval Application or application for Design Examination Certificate or CE Certificate (or reaches the equivalent stage of development outside the U.S. or European Union) to the FDA or FDA Counterpart, as applicable, regarding a New Product, it shall send Distributor a notice (the “New Product Notice”) of such submission, which describes the New Product in reasonable detail.  Following delivery of the New Product Notice, Distributor shall have sixty (60) days to determine whether it is interested in obtaining rights to Commercialize such New Product.  During such period, Manufacturer shall meet with Distributor as Distributor may reasonably request and provide Distributor with all information regarding the New Product that Distributor may reasonably request (including information regarding the remaining development milestones, the Manufacturing process, the risk profile and the costs of such New Product), and Manufacturer shall not discuss giving rights to the New Product to any Third Party during such period.  Prior to the end of such sixty (60) day period, Distributor shall send Manufacturer a written notice (the “New Product Negotiation Notice”) stating whether it is interested in pursuing negotiations regarding the New Product.  If the New Product Negotiation Notice states an interest in negotiating for rights to Commercialize the New Product, Manufacturer shall negotiate exclusively with Distributor in good faith (and continue its cooperation with Distributor’s due diligence process) for ninety (90) days from the date of delivery of the New Product Negotiation Notice to consummate a transaction, which may take the form of an acquisition, a license, an exclusive or co-exclusive distributorship or any other form that the Parties may agree upon.

(d)                       If the Parties are unable to reach an agreement for Distributor to acquire rights to the New Product within the ninety (90) day period referenced in Section 4.3(c) above, Manufacturer shall be free to consummate a transaction with any Third Party.  Manufacturer shall be permitted to Commercialize any New Products itself without complying with this Section 4.3.

Section 4.4                                    Packaging Material and Other Product-Related Materials.

(a)                       To the extent Distributor provides Manufacturer with package labeling, Distributor shall have the right to determine the trade dress and the look and feel of the package labeling of Product (subject to the information provided by Manufacturer pursuant to Section 4.5(d) and Section 4.5(e) below) and Manufacturer shall be responsible for the appearance, text, content and regulatory compliance of all package labeling of that is used in connection with the Product sold to Distributor pursuant to this Agreement.  Manufacturer shall ensure that the package labeling of each such Product has been approved by Distributor (or one of its Affiliates as designated by Distributor), in writing prior to the use of such labeling, which approval shall be granted or withheld in Distributor’s or such Affiliate’s sole discretion.  [***](13)

(b)                       [***](13)

Section 4.5                                    Provision of Information by Manufacturer.  Manufacturer shall, and shall cause its Affiliates (including the Company Subsidiaries) to, at the request of Distributor, provide Distributor with the following information in writing at no cost to Distributor, in each case with respect to Quill™ and the Product (to the extent in existence at the time of such request):

(13)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

(a)                       data, descriptions, processes, photographs and statements of claims for safety, efficacy or performance;

(b)                       the Design History File, Device Master Record and Device History Record, including as related to Raw Materials (to the extent such Raw Materials are provided by Manufacturer or its Affiliates) thereof;

(c)                        copies of all U.S. and foreign regulatory submissions, including submissions for 510(k) Clearance, Pre-Market Approval, Design Examination Certificate and CE Certificate;

(d)                       any labeling, inserts, instruction for use, sales literature focused substantially on technical information, customer instruction or other materials prepared by Manufacturer or its Affiliates for Distributor review (it being understood and agreed that no such review shall relieve Manufacturer of responsibility for the accuracy of such materials);

(e)                        claim support for any claims, indications, or other representations included in any labeling, inserts, instructions for use, customer instruction or other materials prepared by Manufacturer or its Affiliates (it being understood and agreed that in the event Distributor reasonably disagrees with any such claims, indications, or other representations, Manufacturer shall modify the same in a manner agreeable to both Parties); and

(f)                         copies (including electronic copies) of all training materials and other technical materials developed by Manufacturer or its Affiliates;

in each case, Manufacturer shall promptly notify Distributor of any modifications, changes or updates to the information provided in any of the foregoing, including furnishing Distributor, on a reasonably timely basis, with copies (or if not written, inform Distributor) of notices, inquiries or other communications related to the foregoing.

Section 4.6                                    Improvements.  Either Party may submit to the Steering Committee written proposals for the adoption, implementation or development of an Improvement of the Product.  In no event shall (a) any such Improvement be implemented or made by Manufacturer or demanded by Distributor, (b) the Specifications be modified to reflect the foregoing in clause (a), or (c) the Transfer Price to be charged for such Product be revised, in each case without the approval of the Steering Committee.  Manufacturer further agrees that it shall not make any changes or modifications to (i) the Manufacturing line, (ii) Manufacturing location, (iii) method or process of Manufacturing any Product delivered to Distributor or (iv) the Raw Materials used to Manufacture or produce such Product, in each case without prior written notification to and approval from Distributor.  In the event of any such change or modification, Distributor shall establish an appropriate qualification protocol, and Distributor and Manufacturer shall determine an appropriate inventory level for the pre-change Product in order to cover ongoing requirements during the qualification process.  The ownership of any Intellectual Property rights to any such Improvements developed shall be determined by the Steering Committee prior to the implementation of such Improvement or as otherwise agreed to in a Future Product Development Agreement relating specifically to such Improvement.

Section 4.7                                    Cost Reduction Review.

(a)                       During the Term, Manufacturer agrees to make all commercially reasonable efforts to achieve cost reductions in cooperation with Distributor through the continuous improvement of Manufacturer’s Manufacturing, procurement and supply processes of the Product in addition to any other general improved efficiencies achieved by Manufacturer such as those based on labor efficiencies and volume.  Notwithstanding the foregoing, Manufacturer shall in no event modify or substitute any Raw Materials, components or processes used in the production, procurement or supply of any Product without the prior written consent of Distributor (such consent not to be unreasonably withheld or delayed).  No such change shall in any way affect the safety or quality of any Product, and all such changes shall conform to a Quality System Regulation compliant change control process mutually agreed to by Manufacturer and Distributor and which complies with such Quality System Regulations.

(b)                       In connection with such continuous improvement efforts, Manufacturer and Distributor agree to cooperate in good faith to attempt to identify cost reduction opportunities of at least [***](14) (or other percentage as approved by the Steering Committee) during any given calendar year.

(c)                        Any cost improvement projects related to Manufacturer’s Manufacture of Product, including its Manufacturing, procurement and supply processes, shall be reviewed with the Steering Committee and any material cost savings achieved through such projects shall be shared with Distributor through adjustments to the Transfer Prices.

Section 4.8                                    Development Capacity.  Manufacturer agrees that it shall maintain its capability to meet Distributor’s research and development requests for the development of Initial Products as reasonably requested by Distributor and Future Products as determined by the Steering Committee.  The roles and titles of the manager-level employees of Manufacturer related to the Business are specified on Schedule I attached hereto (the “Business Employees Baseline”).  Manufacturer shall provide Distributor with an updated schedule at least semi-annually during the Term, identifying any changes in the roles and titles of the employees then

(14)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

employed by Manufacturer related to the Business and this Agreement relative to the Business Employees Baseline.

Section 4.9                                    Insurance.  During the Term and until the second (2nd) anniversary of the date of the last sale by Distributor of Products in stock at the time of the expiration or termination of this Agreement, Manufacturer agrees to procure and maintain in full force and effect, valid insurance policies in connection with its activities as contemplated hereby which policies shall be in compliance with the Johnson & Johnson Manufacturer Insurance Requirements previously provided by Distributor to Manufacturer.  Upon Distributor’s request, Manufacturer shall provide to Distributor a certificate of coverage or other written evidence reasonably satisfactory to Distributor of such insurance coverage.

Section 4.10                             Confidentiality.  None of the Parties or the Company Subsidiaries shall, and each Party and Company Subsidiary shall cause its Representatives not to, for the duration of the Term and three (3) years after the expiration of the Term, use or disclose to Third Parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement); provided, however, that Distributor may disclose Confidential Information of Manufacturer or a Company Subsidiary to Distributor’s Affiliates, Sublicensees and consultants if such Persons are informed of the confidential nature of such information and are under an obligation to keep such information confidential.  Confidential Information or any obvious modification thereof shall not include information that (a) was already known to the receiving party at the time of its receipt thereof, as evidenced by its written records or other competent evidence, (b) is disclosed to the receiving party after its receipt thereof by a Third Party who has a right to make such disclosure without violating any obligation of confidentiality, (c) is or becomes part of the public domain through no fault of the receiving party, (d) which is independently developed by the receiving party, as evidenced by its written records or other competent evidence or (e) is required to be disclosed to comply with any court of competent jurisdiction or Order or with applicable Law; provided, that the receiving party, where reasonably practicable, gives the other Party (or Company Subsidiary, if applicable) timely notice of the contemplated disclosure and provides such other Party (or Company Subsidiary, if applicable) the opportunity to intervene to preserve the confidentiality of the Confidential Information.

Section 4.11                             Intellectual Property.

(a)                       Trademarks; Brand Name.

(i)             Distributor and its Affiliates shall have the right, but not the obligation, to use the Quill Trademarks in the distribution, Manufacturing, importing, promotion, marketing, selling, supporting, advertising and offering for sale of the Products, Manufacturer and the Company Subsidiaries hereby grant Distributor and its Affiliates a royalty-free, sub-licensable, right and license to use the Quill Trademarks as a primary, sub-brand or otherwise in connection with the distribution, Manufacturing, importing, promotion, marketing, selling, supporting, advertising and offering for sale of the Products in the Territory, which right and license shall expire on the date of the last sale by Distributor of Products in stock at the time of the expiration or termination of this Agreement.  For purposes of clarity, Distributor shall have the right to discontinue making reference to any of the Quill Trademarks in connection with the Products and to use its own or any other Trademarks in connection with the Products at any time.

(ii)          In using the Quill Trademarks, Distributor and its Affiliates shall adhere to the standards that Distributor uses for its own Trademarks, as well as any other trademark and branding guidelines agreed by the Steering Committee.  One time per calendar year, upon the written request of Manufacturer, Distributor shall provide Manufacturer with representative samples of the marketing and advertising materials used by Distributor bearing a Quill Trademark.

(iii)       Distributor has the right to select all Trademarks to be used for Product sold by Distributor or any of its Affiliates in the Territory, including Trademarks owned by Distributor, any of its Affiliates or that of a Third Party.  Manufacturer and the Company Subsidiaries acknowledge that Distributor’s Ethicon® trademark (or another Trademark designated by Distributor) may be the primary brand name for the Product sold by Distributor and its Affiliates.  Distributor shall also have the right to select, own and control any sub-brand or other Trademarks used for the Product.  Manufacturer and the Company Subsidiaries acknowledge Distributor’s and/or its Affiliates exclusive ownership of such Trademarks and shall not directly or indirectly contest or aid in contesting the validity, enforceability or ownership of such Trademarks or acquire or assert any Trademark or other Intellectual Property or other proprietary right in and to any of such Trademarks.

(b)                       Registration of Quill Trademarks.  Manufacturer and the Company Subsidiaries, at their own cost and expense, shall be responsible for the filing, registration, renewal and maintenance of all applications and registrations for the Quill Trademarks for the Products reasonably needed to protect such Quill Trademarks in the [***](15) (the “Qualifying Jurisdictions”).  Manufacturer and the Company Subsidiaries shall use commercially reasonable efforts to protect the Quill Trademarks for the Products and pay all costs and expenses, including all government fees required to keep in force the Quill Trademarks and any and all applications and registrations therefor included in the Quill Trademarks in all such Qualifying Jurisdictions and shall submit evidence to Distributor, upon request, that said government fees have been timely paid and that the Quill Trademarks have been so maintained.  In the event that Manufacturer or the applicable Company Subsidiary is unable to obtain the registration of a Quill Trademark needed for the

(15)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Product in a Qualifying Jurisdiction because of the prior right of a Third Party after Manufacturer or the applicable Company Subsidiary has used commercially reasonable efforts to obtain such registration, Manufacturer or the applicable Company Subsidiary shall be permitted to abandon the application for such Quill Trademark in that Qualifying Jurisdiction; provided that Manufacturer or the applicable Company Subsidiary has sent Distributor written notice of said matter at least ninety (90) days in advance of any such abandonment.  Manufacturer’s and the Company Subsidiaries’ obligations pursuant to this Section 4.11(b) shall expire on the date of the last sale by Distributor of Products in stock at the time of the expiration or termination of this Agreement.

(c)                        Intellectual Property of Distributor.

(i)             Nothing contained herein shall be construed or interpreted to grant to Manufacturer any right or license in any Intellectual Property owned or controlled by Distributor or its Affiliates that is provided to Manufacturer by Distributor under this Agreement, except as permitted by the License Agreement.  Notwithstanding the foregoing, for the Term, Distributor hereby grants a limited, royalty-free, non-exclusive, non-transferrable, non-sublicensable license to use the Trademarks provided to Manufacturer by Distributor and/or any of its Affiliates for use on the packaging and labeling of the Product solely on such packaging and labeling of Product which is intended for distribution solely by Distributor and its Affiliates.

(ii)          Upon expiration or termination of this Agreement, this limited license shall terminate and immediately revert back to Distributor and Manufacturer shall immediately discontinue all use of such Trademarks at no cost to Distributor and Manufacturer shall, upon the instruction from Distributor or one if its Affiliates, either (A) promptly deliver to Distributor or its designee at no cost to Distributor or such designee any and all materials containing such Trademarks in its possession or the possession of any of its Representatives; or (B) certify destruction of, any and all materials, containing such Trademarks in its possession or the possession of any of its Representatives.

(d)                       Improvements.  In the event that Manufacturer makes Improvements during the Term, Manufacturer shall grant to Distributor a worldwide, royalty-free, fully paid up, co-exclusive license to any Intellectual Property made or conceived by Manufacturer, to the extent such Intellectual Property covers or otherwise embodies such Improvements.  The license granted under this Section 4.11(d) shall become a perpetual license that survives the expiration or termination of this Agreement.

ARTICLE V

STEERING COMMITTEE

Section 5.1                                    Composition.  The Company and Distributor shall each appoint four (4) members to a steering committee (the “Steering Committee”), with each member holding the position and handling the responsibilities in his/her employment with Manufacturer or Distributor, as applicable, as set forth on Schedule J.  Manufacturer or Distributor may change its Steering Committee members at any time by written notice to the other Party; provided that such new member shall hold a substantially similar position and handle substantially similar responsibilities as the member being replaced.

Section 5.2                                    Purpose.

(a)                       The Steering Committee shall be responsible for the following matters only: (i) material market changes, including any proposed modifications to Transfer Prices (such proposed modifications to be limited to fluctuations in volume and aspects impacting the costs of goods sold related to Manufacturing Product) and changes in the demand or supply of Raw Materials, (ii) extraordinary capital expenditure charges and funding of such charges, (iii) receiving updates of any changes to the Business Employees Baseline, (iv) the authorization of any development of any Future Product and related Transfer Prices and Future Product Development Agreements, if applicable, (v) transition arrangements for Distributor to Manufacture the Product, (vi) research and development, clinical or regulatory issues and related expenditures and/or funding and (vii) quality systems and compliance with the Quality Agreement and the Service Level Agreement.  Any agreement of the Steering Committee shall, to the extent reasonable and applicable, adhere to the Guiding Principles.  For the avoidance of doubt, any development costs associated with the development of the Initial [***](16) Product are at Manufacturer’s sole cost.

(b)                       In the event the Steering Committee discusses any modifications to Transfer Prices or other monetary matters, Distributor reserves the right, at Distributor’s sole expense, to audit related financial data of Manufacturer, including expenses related to Manufacturing the Product.

(c)                        The Steering Committee may create additional teams and committees as reasonably necessary in the furtherance of such Manufacturer or Distributor’s responsibilities and obligations as contemplated by this Agreement, including the day-to-day operations of the collaboration of the Parties hereunder and for implementation of joint activities defined in this Agreement.

(16)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

(d)                       For the avoidance of doubt, the Steering Committee shall not share selling prices, marketing strategies, promotional or other similarly commercially sensitive information of Manufacturer or Distributor with each other of the other Party’s Representatives or discuss such matters in any meetings of the Steering Committee.

Section 5.3                                    Meetings.  The Steering Committee shall meet on a quarterly basis for the first twelve (12) month period of this Agreement and every six (6) months after the first anniversary of the date hereof.  The Steering Committee may agree to ad hoc meetings as necessary.

Section 5.4                                    Decisions.  All Steering Committee decisions and approvals, including any amendment or modification to the Guiding Principles, shall be made by majority vote (which majority must include at least two (2) of the members designated by each Party) and each member shall have one (1) vote.  The Steering Committee shall not vote upon activities or collaboration efforts which are not part of, or contemplated by, this Agreement.  Furthermore, the Steering Committee shall not make decisions that are in violation of this Agreement.  In the event the Steering Committee members are unable to reach a decision by majority vote after good faith discussions, the issue shall be escalated to the respective Presidents (or equivalent role and authority) of Manufacturer and Distributor for determination.

ARTICLE VI

QUALITY STANDARDS AND ASSURANCES

Section 6.1                                    Audit; Inspections.

(a)                        Distributor or its contract auditor shall have the right, at Distributor’s sole expense, to conduct annual quality and environmental, health and safety audits with respect to the obligations of Manufacturer set forth in this Agreement.  In connection with such audits, Distributor shall have the right to review Manufacturer’s validations required pursuant to the Quality System Regulations.  Manufacturer shall provide all documentation reasonably requested by Distributor’s Director of Regulatory Affairs (or other employee of Distributor with an equivalent role and authority) for the purposes of registration in various countries.  Manufacturer shall allow Distributor to audit the Design History File or any related design documentation as available (including design controls), as well as any validations required pursuant to the Quality System Regulations.  Deficiencies shall require a corrective action plan with projected completion dates.

(b)                       Manufacturer hereby grants (and shall cause its Affiliates and use commercially reasonable efforts to cause its Covered Contractors to grant) to Distributor or its contract auditor the right, upon reasonable notice to Manufacturer and during normal business hours, at Distributor’s sole expense, to inspect and audit the facilities being used for the Manufacture, release testing, stability testing and storage of Product to (i) assure compliance by such Persons with (A) all applicable Laws, including compliance with Quality System Regulations, (B) the Quality Agreement, (C) the Service Level Agreement

and (D) the terms and provisions of this Agreement and (ii) determine Manufacturer’s costs in connection with the Product to the extent these costs are passed on to Distributor.

(c)                        Manufacturer shall remedy or cause the remedy of any deficiencies which is noted in any such inspection or audit in this Section 6.1 within thirty (30) days of its receipt of the results of such inspection or audit (the “Initial Remedial Period”), or if any such deficiencies cannot reasonably be remedied within the Initial Remedial Period, present to Distributor a written action plan to remedy such deficiencies as soon as possible, but in any case, the completion date of any action therein be no later than thirty (30) days after the expiration of the Initial Remedial Period or such other date as agreed upon by the Parties.  The failure by Manufacturer to (i) remedy or cause the remedy of any such deficiencies within the Initial Remedial Period, (ii) present such action plan within the Initial Remedial Period or (iii) use its commercially reasonable efforts to remedy or cause the remedy of such deficiencies within the Initial Remedial Period or in accordance with such written action plan, as applicable, shall be deemed a material breach of this Agreement.  In the event an audit conducted by Distributor or Distributor’s contract auditor of Manufacturer pursuant to this Section 6.1 is rated “unacceptable” as defined in Distributor’s Procedure for the Supplier Quality Audit Program (as in effect on the date hereof and with any deviations from such standard as agreed by the Steering Committee) and Manufacturer is unable to complete the items in the written action plan designated to be undertaken therein to resolve such results via the submission of objective evidence by the thirtieth (30th) day after the last completion date given for such item, such failure shall also be deemed a material breach of this Agreement.

(d)                       Manufacturer acknowledges that the provisions of this ARTICLE VI granting Distributor certain audit rights shall in no way relieve Manufacturer of any of its obligations under this Agreement, nor shall such provisions require Distributor to conduct any such audits.

(e)                        Manufacturer agrees that any remedies required to be made under this Section 6.1 to comply with applicable Laws shall be at Manufacturer’s sole cost; provided, however, that in the event Distributor’s policies require Manufacturer to remedy a deficiency that is not required by applicable Law, Manufacturer shall be responsible for only [***](17) of the costs of such remediation and in no event shall Manufacturer pay more than an aggregate maximum of [***](17) per year for such costs, and Distributor shall be responsible for the remaining costs of such remediation.

Section 6.2                                    Initial Compliance Action Plan.  The Parties have agreed to an initial written action plan to remedy the deficiencies Distributor listed in (i) its initial [***](17), and [***](17), which were previously provided by Distributor to Manufacturer and (ii) the [***](17), as

(17)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

was previously provided by Distributor to Manufacturer.  The failure by Manufacturer to remedy or cause the remedy of each action item designated to be remedied “Before Manufacturing” via the submission of objective evidence on or prior to the thirtieth (30th) day after the last completion date given for such action items shall be deemed a material breach of this Agreement.

Section 6.3                                    Reports.  Upon Distributor’s written request, Manufacturer shall promptly provide Distributor written reports relating to any technical aspects of any Product that are identified in the Specifications.

Section 6.4                                    Field Action.

(a)                       Distributor shall have the right, at Distributor’s sole expense, to conduct a health hazard evaluation to determine whether any Product poses a “risk to health” as defined in 21 C.F.R. Part 806.  In connection with such health hazard evaluation, Manufacturer shall have the right to participate in Distributor’s quality board process and in connection therewith, shall promptly provide Distributor with complaint investigation and other data reasonably requested by Distributor to determine the potential for risk to health posed by a Product.  Distributor shall have the right to determine, in its sole and absolute discretion, that a Product poses a risk to health requiring a Correction, Removal or Recall as defined in 21 C.F.R. Part 7 or any other recalls, collective actions or market actions (each action, a “Field Action”).

(b)                       Distributor shall be responsible for administering all Field Actions with respect to the Product(s) in the Territory, whether suggested, requested or ordered by any Governmental Entity or whether Distributor, in its sole and absolute discretion, shall have determined to undertake such Field Action.  Distributor shall have final and sole authority to make all decisions with respect to the initiation and administration of any such Field Action.

(c)                        In the event any Governmental Entity having jurisdiction shall suggest, request or order, or if Distributor shall determine, in its sole and absolute discretion, to undertake, any Field Action with respect to any Product (or any finished product containing or contained in any Product) and the cause or basis of such Field Action is attributable to (i) (A) a breach by Manufacturer of any of its warranties, guarantees, representations, obligations or covenants contained herein or (B) Manufacturer’s negligence or willful misconduct, then Manufacturer shall be liable, and shall reimburse Distributor for the reasonable costs of such Field Action, including the cost of any Product (or any finished product containing or contained in any Product) which is affected thereby whether or not any such specific unit of Product shall be established to be in breach of any warranty by Manufacturer hereunder or (ii) (A) a breach by Distributor of any of its warranties, guarantees, representations, obligations or covenants contained herein or (B) Distributor’s negligence or willful misconduct, then Distributor shall be liable, and shall reimburse Manufacturer for the reasonable costs of such Field Action, including the cost of any Product (or any finished product containing or contained in any Product) which is affected thereby whether or not any such specific unit of Product shall be established to be in breach of any representation or warranty by Distributor hereunder.  In the event of any Field Action other than those attributable to (x) a breach by either Party of any of its warranties, guarantees, representations, obligations or covenants contained herein or (y) either Party’s negligence or willful misconduct, the Parties shall negotiate Manufacturer’s liability for the costs associated with such Field Action in good faith and agree upon the extent of such liability (such agreement not to be unreasonably withheld, conditioned or delayed).

Section 6.5                                    Financial Review.

(a)                       For the Transition Period, Manufacturer shall provide to Distributor, on an annual basis, for each Manufacturer Party (i) the financial statements, reports and other items provided to Wells Fargo Capital Finance, LLC as Agent (as defined in the Credit Agreement and its successors and assigns in such capacity) pursuant to Section 5.1 of the Credit Agreement, including a twelve (12) month income statement and balance sheet and cash flow statement, prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes or commentary thereto) and (ii) collateral reports provided to Wells Fargo Capital Finance, LLC as Agent (as defined in the Credit Agreement and its successors and assigns in such capacity) pursuant to Section 5.2 of the Credit Agreement, in each case, no later than five (5) Business Days after such documents have been provided to Wells Fargo Capital Finance, LLC.

(b)                       For the Transition period, notwithstanding the provisions of Section 5.2(b), Distributor shall have the right upon reasonable notice to Manufacturer to, or cause a Third Party to, at Distributor’s sole expense, audit the financial books and records of Manufacturer solely for the purpose of evaluating the financial stability of Manufacturer.  Manufacturer shall provide reasonable cooperation and assistance to Distributor, at Distributor’s cost and expense, in connection with such audit.  In addition to the foregoing, Manufacturer agrees to provide, with respect to each Manufacturer Party, on a quarterly basis (and no later than thirty (30) days after the end of such quarter), a three (3) month income statement and balance sheet and cash flow statement, prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes or commentary thereto) (the “Quarterly Financial Statements”), and such Quarterly Financial Statements shall fairly present, when delivered, in all material respects, the financial position of each Manufacturer Party as of the dates thereof.

(c)                        Manufacturer shall immediately notify Distributor of the occurrence of an Event of Default (as such term is defined thereunder) under the terms of any of the Credit Agreement, the Old Senior Note Agreement, the New Senior Note Agreement or any material other Indebtedness of any Manufacturer Party (and in any case, no later than twenty-four (24) hours after Manufacturer has Knowledge of such an occurrence.

Section 6.6                                    Books and Records.  Each Party shall preserve, until at least the fifth (5th) anniversary of the date of expiration of the shelf life of the last Product distributed by Distributor pursuant to this Agreement, all paper or electronic records, files, documents, work papers and other information in any form, whether marked “confidential” or not (the “Books and Records”) possessed or to be possessed by such Party relating to the Product.  From the date hereof and up until at least the expiration of the shelf life of the last Product distributed by Distributor pursuant to this Agreement, upon any reasonable request and written notice from Distributor or its Representatives, Manufacturer shall (i) provide to Distributor or its Representatives reasonable access to such Books and Records during normal business hours, whether such Books and Records are held by Manufacturer or its Representatives and (ii) permit the Distributor or its Representatives to make copies of such Books and Records, in each case at no cost to Distributor or its Representatives (other than for reasonable out-of-pocket expenses).  Such Books and Records may be sought under this Section 6.2 to the extent reasonably required in connection with any audits, accounting, regulatory requests, litigation, disclosure required by applicable Law or other similar needs of Distributor, including the defense of any claims made pursuant to ARTICLE X.  For purposes of this Section 6.2 only, “Representatives” shall include a Person’s Covered Contractors.

ARTICLE VII

COMPLIANCE

Section 7.1                                    General.  Each Manufacturer Party jointly and severally represents and warrants to Distributor that it understands, and will perform its obligations under this Agreement in compliance in all material respects with the applicable provisions of all applicable Laws, including the following:

(a)                       employment Laws, including Executive Order 11246, as amended, Chapter 60 of Title 41 of the C.F.R. (prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex or national origin), Section 60-741.1 of Chapter 60 of Title 41 of the C.F.R. (prohibiting discrimination against any qualified employee or applicant for employment with disabilities), Section 60.250.1 of Chapter 60 of Title 41 of the C.F.R. (providing for the employment of qualified disabled veterans, veterans of the Vietnam era, recently separated veterans and other protected veterans), Chapter 1 of Title 48 of the C.F.R., Federal Acquisition Regulations, Sections 206, 207 and 212 of the Fair Labor Standards Act, as amended, and the regulations and orders of the U.S. Department of Labor promulgated in connection therewith, in each case, including equivalent Laws of any jurisdiction, and any provisions, representations or agreements required thereby to be included in this Agreement which are hereby incorporated;

(b)                       healthcare compliance Laws, including safe harbor regulations and official guidance pertaining to state and federal anti-kickback statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and Laws prohibiting the submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations), in each case, including equivalent Laws of any jurisdiction;

(c)                        anti-corruption Laws, including the FCPA, including equivalent Laws of any jurisdiction.  Neither Manufacturer nor any of its Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on its behalf or any of its Affiliates, shall: (i) take any action in violation of any applicable anti-corruption Law, including the FCPA; (ii) corruptly offer, pay, give, promise to pay or give or authorize the payment or gift of anything of value, directly or indirectly, to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in his/her official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his/her lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a Governmental Entity, or commercial enterprise owned or controlled by any Governmental Entity (including state-owned or controlled veterinary or medical facilities), in order to assist their respective businesses or any Person related in any way to the Product, in obtaining or retaining business;

(d)                       Laws pertaining to the promotion of medical devices issued and enforced by the FDA, any FDA Counterpart, the Federal Trade Commission and other competent Governmental Entities with jurisdiction over the Products contemplated by this Agreement.  Manufacturer acknowledges that such Laws cover any representations or statements made by it and its Representatives relating to the use, safety and effectiveness of the Product, and representations or statements made by Manufacturer and/or its Representatives relating to actual or potential clinical outcomes which have been observed or can be expected using such Product;

(e)                        Laws relating to the Manufacture, assembly and supply of the Product, including those enforced by the FDA or FDA Counterpart, cGMP/QSR and European Council Directive 93/42/EEC with respect to the application of CE marking; and

(f)                         if any Product is ordered by Distributor under U.S. government Contracts, Manufacturer agrees that all applicable federal Laws applying to Distributor as a contractor are accepted and binding upon Manufacturer insofar as Manufacturer may be deemed a subcontractor.

Section 7.2                                    Compliance with Policy on the Employment of Young Persons.  Manufacturer and its officers have read and understand the Johnson & Johnson Policy on the Employment of Young Persons (the “Young Persons Policy”) which was previously provided by Distributor to Manufacturer.  In the Manufacture and supply of all Products hereunder, Manufacturer shall employ young persons only as permitted by the Young Persons Policy.  Manufacturer shall permit Distributor’s Representatives to enter Manufacturer’s premises at any reasonable time for purposes of monitoring the Young Persons Policy, and Manufacturer shall use commercially reasonable efforts to ensure that such Representatives shall be permitted to enter the premises of any of its Covered Contractors involved in the Manufacture or supply of any Products (or component thereof) at any reasonable time, in order to inspect relevant employment, health and safety records and to observe the Manufacturing process.  Manufacturer shall, and shall use commercially reasonable efforts to cause its Covered Contractors to, maintain the records necessary to demonstrate compliance with the Young Persons Policy and shall provide to Distributor a written certification of such compliance annually during the term of this Agreement.

Section 7.3                                    Environment, Safety and Industrial Hygiene.  Manufacturer agrees to use commercially reasonable efforts to implement a policy of environmental responsibility concerning its products and processes, including, where applicable, pollution prevention and waste reduction programs.  With respect to all environmental, safety and industrial hygiene matters related to Manufacturer’s activities contemplated by this Agreement, Manufacturer shall (a) comply in all material respects with all applicable Laws, (b) inform Distributor promptly of any significant adverse event (e.g., fires, explosions, accidental discharges), (c) inform Distributor promptly of any allegations or findings of violations of applicable Laws, (d) allow Distributor or its Representatives to inspect Manufacturer’s facilities, such inspections to be at reasonable times and upon reasonable notice and (e) implement promptly any corrective action which may be reasonably requested by Distributor, including adhering to reasonable and significant elements of the environmental, safety and industrial hygiene program adhered to by Distributor in its own operations.  Manufacturer shall provide Distributor accurate information concerning ozone depleting chemicals used in the Product or Raw Materials or processes when required by any applicable Laws.

Section 7.4                                    Records Management.  Manufacturer shall maintain all records related to Quill™ or Product required by the Specifications and quality procedures and all applicable Laws.  All Books and Records provided by Distributor, its Affiliates or their respective Representatives, or generated pursuant to this Agreement, shall remain the exclusive property of Distributor.  Manufacturer shall, and shall cause its Covered Contractors to, use Distributor’s Books and Records only as permitted by the Johnson & Johnson Records Management Policy (the “Books and Records Policy”) which was previously provided by Distributor to Manufacturer.  Manufacturer shall permit Distributor’s Representatives to enter Manufacturer’s premises at any reasonable time with reasonable notice for a site visit, and Manufacturer shall use commercially reasonable efforts to ensure that such Representatives shall be permitted to enter the premises of any Covered Contractor or agent of Manufacturer, at any reasonable time with reasonable notice, in order to assess Manufacturer’s (or its Covered Contractors’ or agents’) compliance with, among other things, the Books and Records Policy.  Manufacturer shall, and shall cause its Covered Contractors and agents to, maintain the records necessary to demonstrate compliance with the Books and Records Policy and shall provide to Distributor a written certification of such compliance annually during the term of this Agreement.

Section 7.5                                    Policy for Wood Pallets.  Manufacturer agrees that it shall comply with Distributor’s Policy for Wood Pallets which was previously provided by Distributor to Manufacturer.  Further, Manufacturer shall provide to Distributor a written certification of compliance with such policy on an annual basis.  Distributor shall have the right to reject any Product or Raw Materials that fail to comply with such policy.

Section 7.6                                    Exclusion and Debarment.

(a)                       Manufacturer agrees to immediately, and no later than within twenty-four (24) hours of becoming aware of such matter, disclose in writing to Distributor: (i) any debarment, exclusion or other event that makes Manufacturer or any its Covered Contractors, an Ineligible Person; (ii) any threatened, proposed or actual exclusion or debarment of Manufacturer or its Covered Contractors performing under this Agreement of which it becomes aware; or (iii) if Manufacturer or such Covered Contractor is charged with a criminal offense related to any federal health care program or federal procurement or non-procurement program, or is proposed for exclusion from the provision of health care items or services.

(b)                       If during the Term, any Covered Contractor of Manufacturer (i) becomes an Ineligible Person, (ii) is charged with a criminal offense related to any federal health care program, or (iii) is proposed for exclusion from the provision of health care items or services, Manufacturer agrees to immediately, and no later than within twenty-four (24) hours after becoming aware of such matter, cause such Covered Contractor to immediately cease performing under this Agreement, and transfer the responsibilities of such Covered Contractor to another Covered Contractor with comparable training or experience at no additional cost or expense to Distributor.

(c)                        During the Term and as directed by Distributor, Manufacturer agrees to complete, and to use commercially reasonable efforts to cause any Covered Contractor to complete, all training concerning compliance with applicable policies and Laws required by Distributor for Covered Contractors.

(d)                       Manufacturer agrees to cause any Third Party who is a Covered Contractor involved in the Manufacturing of Products to comply with all applicable provisions of this Section 7.6.

(e)                        Manufacturer agrees to retain records documenting its compliance with the provisions of this Section 7.6 until three (3) years after the termination or expiration of this Agreement.

ARTICLE VIII

MANUFACTURER AND COMPANY SUBSIDIARIES REPRESENTATIONS AND WARRANTIES

Except as set forth on the Manufacturer Disclosure Schedule, the Manufacturer Parties (and solely with respect to Section 8.1, Section 8.2, Section 8.3, Section 8.9(b)-(e), the Company Subsidiaries), each jointly and severally represent and warrant to Distributor as follows:

Section 8.1                                    Organization.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of British Columbia.  Manufacturing Subsidiary 1 is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Puerto Rico.  Manufacturing Subsidiary 2 is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Puerto Rico.  Company Subsidiary 1 is a duly organized, validly existing and in good standing under the Laws of Switzerland.  Company Subsidiary 2 is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each Manufacturer Party and Company Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

Section 8.2                                    Execution and Performance.  The execution and delivery of this Agreement and the Ancillary Agreements to which each Manufacturer Party and Company Subsidiary is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action on the part of each Manufacturer Party and Company Subsidiary, and their respective shareholders and Affiliates, and no additional corporate proceedings on the part of any Manufacturer Party and Company Subsidiary or their respective shareholders and Affiliates are necessary or appropriate to approve or authorize, as applicable, this Agreement, the Ancillary Agreements or the performance of its obligations hereunder and thereunder or to consummate the transactions contemplated hereby or thereby.  This Agreement constitutes, and each of the Ancillary Agreements executed by the Manufacturer Parties or the Company Subsidiaries, as applicable, when executed by all of the parties thereto, will constitute, the valid and binding obligation of the Manufacturer Parties or the Company Subsidiaries, as applicable, enforceable against each of them, as applicable, in accordance with its terms, subject to any Bankruptcy Laws.

Section 8.3                                    No Conflicts.  Manufacturer (i) has the requisite corporate power to supply the Product to Distributor and (ii) other than this Agreement, has no outstanding Contracts of any kind pursuant to which any Person may purchase from Manufacturer, or has the right to sell or market, the Product in the Territory.  Manufacturer and the Company Subsidiaries have not granted and will not grant during the term of this Agreement or any renewal thereof, any conflicting rights, license, consent or privilege with respect to the rights granted herein.

Section 8.4                                    Financial Condition.  Manufacturer has the financial capacity to supply the Product to Distributor in view of the terms and conditions set forth in this Agreement.

Section 8.5                                    Compliance with Law.

(a)                       Since January 1, 2010, Manufacturer has been and is in compliance in all material respects with all applicable Laws relating to the Business (including assembly and supply of Quill™), including those enforced by the FDA or FDA Counterpart, cGMP/QSR and European Council Directive 93/42/EEC with respect to the application of CE marking, relating to investigational use, premarket clearance, registration and listing, and marketing approval to market Quill™, ISO requirements, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports and security.  Manufacturer has not received, at any time since January 1, 2010, any notice or other communication from any Governmental Entity or arbitrator or arbitration panel regarding any actual or alleged material violation of, or material failure on the part of Manufacturer to comply with, any such Laws that has not been remedied by the date of this Agreement.

(b)                       Manufacturer holds and maintains in full force and effect all authorizations, licenses, permits, franchises, exemptions, Orders, approvals and certificates from any Governmental Entity necessary for Manufacturer to conduct the Business as it is currently being conducted and to grant to Distributor the rights granted under this Agreement (the “Permits”), except where the failure to hold or maintain any such Permit in full force and effect would not have a material adverse effect on the Business.  No suspension or cancellation of any of the Permits is pending or, to the Knowledge of Manufacturer, threatened.

(c)                        All data and other information submitted to any Governmental Entity is complete and accurate in all material respects, and all data and other information submitted to any Governmental Entity were obtained in good faith and in compliance in all material respects with all applicable Laws.

(d)                       No Quill™ product is under consideration by Manufacturer or, to the Knowledge of Manufacturer, by any Governmental Entity for or has been recalled, withdrawn, suspended or discontinued by Manufacturer or its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) since January 1, 2010.  No Action in the United States or outside of the United States (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Quill™ product are pending against Manufacturer or, to the Knowledge of Manufacturer, any licensee or distributor of any Quill™ product, nor has any such Action been pending at any time since January 1, 2010.

(e)                        Neither Manufacturer nor any Affiliate, nor to the Knowledge of Manufacturer, any distributor, Representative, sales intermediary or other Third Party acting on behalf of Manufacturer or any of its Affiliates, in any way relating to Product:  (i) has taken any action in violation of any applicable anti-corruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.) and equivalent Laws in any jurisdiction, as applicable; or (ii) has corruptly, offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in his/her official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his/her lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a Governmental Entity, or commercial enterprise owned or controlled by any Governmental Entity (including state-owned or controlled veterinary or medical facilities), in order to assist Manufacturer’s business or any Person related in any way to the Product, in obtaining or retaining business.

(f)                         None of Manufacturer’s officers, directors, employees, or agents acting on behalf of any Manufacturer Party are themselves Public Officials.

(g)                        Manufacturer does not have Knowledge of any pending issues with respect to violation of any applicable anti-corruption Law, including the FCPA and any equivalent Law in any jurisdiction, relating to its business or Product.

(h)                       Since January 1, 2010, the businesses of all Manufacturer Parties have been subject to an anti-corruption compliance program appropriate to ensure compliance with applicable anti-corruption Laws, including the FCPA.

Section 8.6                                    Product Warranties.  All Product supplied in connection with this Agreement shall (a) be of merchantable quality, fit for the purpose intended by this Agreement and free from defects in design, material and workmanship, (b) be Manufactured, packaged and shipped in accordance and conformity with the Specifications and in compliance with this Agreement and the Quality Agreement, applicable Laws (including any state “slack fill” packaging and CPSIA) and cGMP/QSR as defined by the Act and European Council Directive 93/42/EEC with respect to the application of CE marking, (c) be suitable for Distributor’s intended uses and purposes in the ordinary course of its business to the extent that such intended uses and purposes are known or reasonably should be known to the Manufacturer, (d) be free from Liens and claims of Third Parties and (e) not be adulterated or misbranded within the meaning of the CPSIA as the CPSIA is in effect at the time of delivery of the Product.  The Products shall be free from Foreign Material.

Section 8.7                                    Manufacturing.  Delivery of any Product by Manufacturer to Distributor shall constitute a certification by Manufacturer that the Product conforms to the Specifications and the foregoing requirements.

Section 8.8                                    Debarment.  None of the Manufacturer Parties, any of their respective Representatives or Covered Contractors, is an Ineligible Person, nor have any threatened, proposed or actual exclusion or debarment of any Manufacturer Party, their respective Representatives or Covered Contractors commenced.

Section 8.9                                    Intellectual Property.

(a)                       To the Knowledge of Manufacturer, Manufacturer has licensed or otherwise procured all of the rights, title and interest in and to the Product Intellectual Property that appear on or are otherwise used in connection with the Products.  To the Knowledge of Manufacturer, no academic institution, member of an academic institution, corporation or other Person, or any Governmental Entity holds any property rights in any Product Intellectual Property, Quill™ or Product.  To the Knowledge of Manufacturer, the

performance of Manufacturer’s obligations hereunder, including the Manufacture of the Products in accordance with the terms of this Agreement, do not present any issue of infringement of any Third Party’s rights under any Patent.

(b)                       Manufacturer and the Company Subsidiaries own all right, title and interest in and to, free and clear of all Liens, the (i) Quill Trademarks and (ii) Copyrights in the materials provided by or on its behalf to Distributor and its Affiliates in connection with the distribution, importing, Manufacturing, promoting, marketing, advertising, selling, supporting and offering for sale any of the (A) Products Manufactured by Manufacturer or by or on behalf of Distributor or any of its Affiliates or (B) any New Products Manufactured by or on behalf of Distributor or any of its Affiliates, including, but not limited to, those identified in Section 4.4(a) and Section 4.5 (the “Incorporated Materials”).

(c)                        The use of the Quill Trademarks and the Incorporated Materials as permitted under the terms of this Agreement does not and will not infringe, dilute or otherwise violate the Intellectual Property right or other proprietary right of any Third Party.

(d)                       To the Knowledge of Manufacturer, no Third Party is infringing, diluting or misappropriating any of the Quill Trademarks or the Copyrights in the Incorporated Materials.

(e)                        No claims are pending or, to the Knowledge of Manufacturer, threatened with regard to (i) the ownership by Manufacturer of the Quill Trademarks and Copyrights in the Incorporated Materials; or (ii) any infringement, violation, misappropriation or unauthorized use of the Quill Trademarks or Copyrights in the Incorporated Materials.

Section 8.10                             Compliance Program.  Manufacturer has in place a compliance program that sets policies and procedures for its employees and Covered Contractors in order to comply with (a) the Laws contemplated by ARTICLE VII, (b) Distributor’s policies described in ARTICLE VII, including training and penalties for non-compliance and (c) the terms and conditions set forth in the Quality Agreement and the Service Level Agreement.

ARTICLE IX

DISTRIBUTOR REPRESENTATIONS AND WARRANTIES

Distributor represents and warrants to Manufacturer as follows:

Section 9.1                                    Organization.  Distributor is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Distributor has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

Section 9.2                                    Execution and Performance.  The execution and delivery of this Agreement and the Ancillary Agreements to which Distributor is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action on the part of Distributor and no additional corporate proceedings on the part of Distributor are necessary or appropriate to approve or authorize, as applicable, this Agreement, the Ancillary Agreements, the performance of its obligations hereunder and thereunder, or to consummate the transactions contemplated hereby or thereby.  This Agreement constitutes, and each of the Ancillary Agreements executed by Distributor, when executed by all of the parties thereto, will constitutes, the valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, subject to any Bankruptcy Laws.

Section 9.3                                    Consents.  No consents, approvals, authorizations, notices or waivers of, to or by any Third Party are required to be made or obtained by Distributor in connection with the execution, delivery or performance by Distributor of this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, as applicable.

Section 9.4                                    No Conflicts.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Distributor and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict in any material respect with, constitute a breach or violation in any material respect of, or a default (or an event with which the giving of notice or lapse of time, or both, would constitute a default) in any material respect under, or give rise to any Lien or any acceleration of remedies, penalty, material increase in benefit payable or right of termination, suspension, revocation or cancellation under, or forfeiture of, as applicable, any applicable Law, or material Contract of Distributor or to which Distributor or its assets or properties are subject or bound or (b) constitute a breach or violation of, or a default under, the organizational documents of Distributor.

ARTICLE X

INDEMNIFICATION

Section 10.1                             Indemnification by Manufacturer.  Each Manufacturer Party (and in the case of clause (a) and (e) below, the Company Subsidiaries), jointly and severally indemnify and hold harmless Distributor, its Affiliates and their respective Representatives in their capacity as such (collectively, the “Distributor Indemnified Parties”) from and against any and all damages, losses, fines, fees, penalties, deficiencies, liabilities, obligations, interest, claims, charges, settlements, awards, judgments and reasonable costs and expenses (including reasonable attorneys’ fees, costs of investigation and disbursements) (collectively “Damages”) that may be sustained, suffered or incurred by such Distributor Indemnified Party, whether or not arising from the assertion of a claim against a Distributor Indemnified Party by a Third Party, arising, directly or indirectly, from (a) the breach by Manufacturer or any of the Company Subsidiaries of any representation, warranty, covenant, obligations or agreement made by Manufacturer or the applicable Company Subsidiary in this Agreement, the Quality Agreement or the Service Level Agreement, (b) any claim that any Product purchased from Manufacturer hereunder or the importation, use or sale thereof infringes (or allegedly infringes) any Patent of any Third Party to the extent such claim relates to the Product Intellectual Property (other than the Acquired Intellectual Property as defined in the Asset Sale and Purchase Agreement), (c) Manufacturer’s negligence or willful misconduct, (d) Manufacturer’s (or its Affiliates’) marketing and distribution activities with respect to Quill™, or (e) any claim that the use of the Quill Trademarks, Copyrights in the Incorporated Materials or the Incorporated Materials themselves, in whole or in part, in the distribution, Manufacturing, importing, promotion, marketing, selling, supporting, advertising and offering for sale of (i) any Product Manufactured by Manufacturer or by or on behalf of Distributor or any of its Affiliates or (ii) any New Products Manufactured by or on behalf of Distributor or any of its Affiliates, infringes (or allegedly infringes), dilutes or otherwise violates, any Trademark, Copyright or other Intellectual Property or proprietary right of any Third Party; provided that the foregoing shall not apply to the extent arising from (A) Distributor’s negligence or willful misconduct or (B) the breach by Distributor of any of its representations, warranties, covenants, obligations or agreements contained herein.

Section 10.2                             Indemnification by Distributor.  Distributor shall indemnify and hold harmless Manufacturer and its Affiliates and their respective Representatives in their capacity as such (collectively, the “Manufacturer Indemnified Parties”) from and against any and all Damages that may be sustained, suffered or incurred by such Manufacturer Indemnified Party, whether or not arising from the assertion of a claim against a Manufacturer Indemnified Party by a Third Party, arising, directly or indirectly, from (a) representation, warranty, covenant, obligations or agreement made by Distributor in this Agreement, the Quality Agreement or the Service Level Agreement, (b) Distributor’s negligence or willful misconduct or (c) Distributor’s (or its Affiliates’) marketing and distribution activities with respect to the Product (other than matters for which Manufacturer or the Company Subsidiaries are obligated to indemnify the Distributor Indemnified Parties pursuant to Section 10.1(e)); provided that the foregoing shall not apply to the extent arising, directly or indirectly, from (i) Manufacturer’s or any Company Subsidiary’s negligence or willful misconduct or (ii) the breach by Manufacturer or any Company Subsidiary of any of their respective representations, warranties, covenants, obligations or agreements contained herein.  For the avoidance of doubt, the Parties and the Company Subsidiaries state that they intend by this Section 10.1 and Section 10.2 to provide (among other things) for the recovery of Damages, including attorneys’ fees and expenses arising in connection with claims and Disputes asserted by a Party (or Company Subsidiary, if applicable) against another Party (or Company Subsidiary, if applicable) (as well as other claims and disputes) to the fullest extent of the plain meaning of this Section 10.1 and Section 10.2.

Section 10.3                             Indemnity Claims.

(a)             In order for a Distributor Indemnified Party or Manufacturer Indemnified Party (each such party, an “Indemnified Party”) to be entitled to any indemnification provided for under Section 10.1 or Section 10.2 in respect of, arising out of or involving an Action from a Third Party (a “Third Party Claim”), such Indemnified Party must promptly notify, with respect to a claim for indemnification under this ARTICLE X, the Party from whom indemnity is sought (the “Indemnifying Party”) in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including Damages sought or estimated, to the extent actually known by such Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 10.1 or Section 10.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.  If an Indemnified Party gives such notice, the Indemnifying Party shall have ten (10) days after receipt of such notice to elect, at its option, the right to participate jointly with the Indemnified Party, at its own expense and by its own counsel, in the Indemnified Party’s defense, settlement or other disposition of such Third Party Claim; provided, that, except as set forth in the following sentence, any such disposition shall be subject to the ultimate control of the Indemnified Party.  The Indemnifying Party shall have the right to assume and control the defense of a Third Party Claim and may defend, settle or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate only if: (i) the relief consists solely of money damages, (ii) the disposition cannot result in the Indemnified Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Indemnified Party in any manner, (iii) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder, (iv) the Indemnifying Party provides reasonable evidence of its ability to pay any Damages claimed and (v) with respect to any such settlement or other disposition, the plaintiff or claimant in the matter releases in writing all of the Indemnified Parties from all liability with respect to the Third Party Claim.

(b)             In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including Damages sought or estimated, to the extent actually known by the Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 10.1 or Section 10.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 10.1 or Section 10.2, such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 10.1 or Section 10.2 and the Indemnified Party shall be indemnified for the amount of the Damages stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined.

Section 10.4                             Limitations.  Notwithstanding anything herein to the contrary, Damages shall not include punitive, consequential, exemplary or multiplied damages from one Party (or Company Subsidiary, if applicable) hereunder to the other Party (or Company Subsidiary, if applicable).

Section 10.5                             Remedies Exclusive.  Except as otherwise specifically provided herein, Except as otherwise specifically provided herein, the indemnity provided in ARTICLE X shall be the sole and exclusive remedy with respect to any Damages arising from or relating to the breach of any representation, warranty, covenant or obligation made by Manufacturer, the Company Subsidiaries or Distributor in this Agreement; provided, however, that nothing contained in this Agreement shall (a) prevent any Person from pursuing remedies as may be available to it under any applicable Law in the event of (i) any Party’s (or applicable Company Subsidiary’s) failure to comply with its indemnification obligations hereunder or (ii) a case of common law fraud or willful misconduct, or (b) limit the ability of a Party to seek injunctive or similar relief pursuant to Section 13.18.

ARTICLE XI

FORCE MAJEURE; FAILURE TO SUPPLY

Section 11.1                             Force Majeure Events.  If either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party’s reasonable control, which include, to the extent beyond such reasonable control:  (a) fire, explosion, flood, earthquake or other acts of God; (b) any change in applicable Laws; (c) war, riot, terrorism or civil commotion; (d) strike, lock-out or labor disturbances; or (e) failure of public utilities or common carriers (each cause, a “Force Majeure Event”), such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance to the extent such non-performance is due to a Force Majeure Event.  The non-performing Party shall promptly notify the other Party in writing of a Force Majeure Event.  Such non-performance shall be excused for the shorter of (a) [***](18) and (b) the duration of the Force Majeure Event.  Such non-performing Party shall exercise all commercially reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable.

Section 11.2                             Failure to Supply.

(a)             In the event of a Failure to Supply (as defined below), then Distributor shall be permitted, solely at Manufacturer’s cost, to develop, Manufacture and Commercialize (or have done any of the foregoing) until such time as Manufacturer fully resumes its supply obligations hereunder (such time period, an “Abeyance Period”).  Manufacturer shall, at its own cost, deliver to Distributor (in accordance with Section 2.14) during an Abeyance Period, its then-existing inventory of Raw Materials, unfinished Products in the supply chain (whether held by Manufacturer or its Covered Contractors or the suppliers of such Covered Contractors) and Products that conform with the Specifications.  In the event of a Failure to Supply, Manufacturer shall [***](18).  Distributor shall use commercially reasonable efforts to ensure that any contractual obligations

(18)            Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Distributor assumes in connection with the developing Manufacturing or Commercialization of Product or obtaining substitute sources of supply during the Abeyance Period are terminable by Distributor with [***](19) notice.  Distributor shall have no obligation to purchase Products from Manufacturer until any contractual obligations that Distributor has assumed in connection with developing, Manufacturing and Commercializing Product or obtaining such substitute source of supply during the Abeyance Period have terminated; provided that if the Abeyance Period terminates at least [***](19) prior to the expiration of the Transition Period, Distributor shall terminate all such contractual obligations following the termination of the Abeyance Period as soon as permitted by the terms in such contracts therein.  Manufacturer shall not sell any Quill™ or Product to any Third Party during the Abeyance Period.  Notwithstanding anything to the contrary contained in this Agreement, in the event that Distributor shall develop, Manufacture or Commercialize (or have done any of the foregoing) Product pursuant to this Section 11.2, Distributor shall be permitted to disclose to any Third Party any Confidential Information as is reasonably necessary in connection with such activities (subject to such Third Party agreeing in writing to hold such information in confidence on terms substantially similar to the terms of Section 4.10).

(b)             Subject to the limitations in Section 2.9 with respect to purchase order for quantities of Product for any month in excess of [***](19) of the quantities projected for such month in the most recent Project Forecast, for purposes of this Agreement, a “Failure to Supply” shall be deemed to have occurred if, for any reason and provided that Distributor has promptly notified Manufacturer of such incomplete deliveries and/or non-conforming or defective Products:

(i)             a Force Majeure Event lasts for longer than [***](19);

(ii)          Manufacturer fails to deliver to Distributor more than [***](19) of the quantity of Products purchased in accordance with Section 2.7 through Section 2.12 in connection with (A) three (3) consecutive deliveries of Product or (B) four (4) separate deliveries of Product, in each case, in any [***](19); and/or

(iii)       Distributor receives Products that, through no fault of Distributor or any end-user of such Product, do not meet the Specifications or are defective (where applicable as determined by independent testing in accordance with Section 3.3) in connection with (A) three (3) consecutive deliveries of Product or (B) four (4) separate deliveries of Product, in each case, in any [***](19).

(19)            Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

ARTICLE XII

TERM; TERMINATION

Section 12.1                             Term.  The term of this Agreement shall commence on the date hereof and continue in full force and effect for an initial term ending on the first (1st) anniversary of the expiration of the Transition Period (the “Initial Term”).  Subject to this ARTICLE XII, after the Initial Term, this Agreement may be extended for additional one (1) year terms, unless at least ninety (90) days’ prior to the end of the then current Term, Manufacturer gives Distributor written notice of its election not to extend the Term, in which case the Agreement shall expire at the end of such Term.  The Initial Term along with any extensions shall be referred to in this Agreement as the “Term”.

Section 12.2                             Termination due to Breach.  This Agreement may be terminated at any time prior to the expiration of its Term by either Party (without such terminating Party having to pay any penalty or fee) by giving written notice of its intent to terminate and stating the grounds therefor if the other Party has materially breached this Agreement or materially failed in the observance or performance of any representation, warranty, guarantee, covenant, agreement or obligation under this Agreement.  The Party receiving such notice shall have thirty (30) days from the date of receipt thereof to cure such breach or failure.  If such breach is not cured within such thirty (30) day period, then the non-breaching Party shall have the right to terminate this Agreement effective as of the end of such period.  In the event such breach is cured during such period, such notice shall be of no force or effect and this Agreement shall not be terminated.  If there is a dispute over whether such a breach has occurred, the thirty (30) cure period shall be tolled during the period such dispute is in the process of being resolved pursuant to Section 13.3 and Section 13.4.

Section 12.3                             Insolvency, Etc.  This Agreement may be terminated by either Party at any time prior to the expiration of the Term upon fifteen (15) days’ written notice to the other Party:  (a) in the event that such other Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code or other Bankruptcy Laws, (iv) file a petition, application, assignment, proposal or notice of intention to make a proposal under or otherwise seeking to take advantage of any Bankruptcy Laws, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code or other Bankruptcy Laws or (vi) take any corporate action for the purpose of effecting any of the foregoing; (b) if a proceeding or case shall be commenced against such other Party in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such other Party or of all or any substantial part of its assets, or (iii) similar relief under any Bankruptcy Laws, (c) an order for relief against such other Party shall be entered in an involuntary case under the Bankruptcy Code or any other Bankruptcy Laws.

Section 12.4                             Termination due to Exclusion or Debarment.  This Agreement shall be terminated automatically without any prior notice in the event Manufacturer becomes an

Ineligible Person during the Term (such termination to be on the effective date of such Person becoming an Ineligible Person).  Notwithstanding anything to the contrary elsewhere in this Agreement, if this Agreement is terminated pursuant to this Section 12.4, Distributor’s liability to Manufacturer shall be limited solely to the amount of any costs, fees or expenses incurred by Manufacturer for work performed by or on behalf of Manufacturer prior to date Manufacturer became an Ineligible Person.

Section 12.5                             [***](20)

Section 12.6                             Remedies.  None of the termination provisions in this ARTICLE XII is intended to, nor shall they, limit either Party’s right to pursue all other remedies available to it in law or equity, other than as expressly set forth in this Agreement.

Section 12.7                             Effect of Termination.  Notwithstanding the termination of this Agreement for any reason, each Party shall be entitled to recover any and all damages (other than damages excluded as provided in Section 10.4 and ARTICLE XIII) that such Party shall have sustained by reason of the breach by the other Party of any of the terms of this Agreement.  Termination of this Agreement for any reason shall not release either Party from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party which is expressly stated in Section 12.8 to survive such termination.  In the case of a termination under Section 12.20 above, the non-defaulting Party may pursue any remedy available in law or in equity with respect to such breach, subject to the terms of Section 13.4.  After termination of this Agreement, Distributor shall have the right to sell any Products remaining in inventory on a non-exclusive basis in the Territory for the shelf life of such Products.

Section 12.8                             Survival of Certain Provisions.  Except in cases of fraud, no provisions of this Agreement other than Section 2.1, ARTICLE III, Section 4.4(b), Section 4.10, Section 4.11(a), Section 4.11(b), Section 4.11(c)(ii), Section 4.11(d), Section 6.4, Section 6.6, Section 7.4, Section 8.6, Section 8.9(b)-(e), ARTICLE X and ARTICLE XIII, and any remedies for the breach thereof, shall survive termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1                             Governing Law.  This Agreement (including this choice-of-law provision), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to

(20)            Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

enter into this Agreement) shall be governed and construed, and all Actions and Disputes arising under, in connection with or relating to this Agreement shall be resolved, in accordance with the Laws of the State of New York (pursuant to Section 5-1401 of the New York General Obligations Law, to the extent such Laws would otherwise not apply) and the U.S. applicable to Contracts made and to be wholly performed within such State by Persons residing or having their principal places of business therein.  Nothing contained herein is intended to affect the application to the internal affairs of each Party of the Law of the jurisdiction of its formation in accordance with such Law, including limitations upon the liability of shareholders, members or limited partners.  This Section 13.1 is intended to exclude the United Nations Convention on Contracts for the International Sale of Goods from the Law applicable to this Agreement pursuant to Article 6 thereof.

Section 13.2                             Jurisdiction; Consent to Service of Process.  Unless the Party bringing a Dispute is required to submit such claim to mediation or arbitration in accordance with Section 13.3 or Section 13.4, respectively, with respect to any Action relating to or arising from this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (including any Action seeking to enforce any mediation or arbitration award rendered pursuant to Section 13.3 or Section 13.4, respectively, or to compel mediation or arbitration pursuant to such Sections), each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York of New York or (ii) if such court does not have jurisdiction, the Supreme Court of the State or any New York state court sitting in New York County, New York (provided, that a final and unappealable judgment against a Party in connection with any such Action relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby shall be conclusive and binding on such Party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States) and (ii) waives any objection which it may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have any jurisdiction over such Party.  With respect to any Action for which it has submitted to jurisdiction pursuant to this Section 13.2, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 13.7 of this Agreement.  Nothing in this Section 13.2 shall limit the right of any Party to serve process in any other manner permitted under applicable Law.

Section 13.3                             Mediation.

(a)             The Parties agree to use good faith efforts to hold a non-binding mediation in accordance with The CPR Medication Procedure then in effect of the CPR Institute for Dispute Resolution (“CPR”) available at www.cpradr.org/m_proced.htm with respect to any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise (a “Dispute”), which claim would, but for this Section 13.3, be submitted to arbitration under Section 13.4.  The mediation shall be conducted in New York City, Borough of Manhattan and shall be attended by a senior executive with authority to resolve the Dispute from each Person that is a Party.

(b)             The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.

(c)              The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than forty-five (45) days after initiation of the mediation.  Under no circumstances may the commencement of arbitration under Section 13.4 be delayed by more than forty-five (45) days by the mediation process specified herein absent contrary agreement of the Parties.

(d)             Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise.  No statements made by either Party during the mediation may be used by the other Party or referred to by the other Party during any subsequent proceedings.

(e)              Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though the mediation has not been commenced or completed.

Section 13.4                             Arbitration.

(a)             Any Dispute that cannot be resolved by mediation within forty-five (45) days of notice by one Party to the other of the existence of a Dispute shall be submitted for resolution to arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution for Non-Administered Arbitration (available at www.cpradr.org/arb-rules.html) or successor, except where those rules conflict with this Section 13.4, in which case this Section 13.4 controls.  The arbitration shall be conducted in New York, New York.

(b)             The panel shall consist of three (3) arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least fifteen (15) years’ experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction.  In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.  Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The CPR-Georgetown Commission Proposed Model Rule for the Lawyer as Neutral available at www.cpradr.org/cpr-george.html.

(c)              The Parties agree to cooperate (i) to attempt to select the arbitrator(s) by agreement within forty-five (45) days of initiation of the arbitration, including jointly interviewing the final candidates, (ii) to meet with the arbitrator(s) within forty-five (45) days of selection and (iii) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which shall result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within sixty (60) days of the conclusion of the hearings, or of any post hearing briefing, which briefing shall be completed by both sides within forty-five (45) days after the conclusion of the hearings.

(d)             In the event the Parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the Parties with a list of no less than twenty-five (25) proposed arbitrators (fifteen (15), if a single arbitrator is to be selected) having the credentials referenced in Section 13.4(b).  Within twenty-five (25) days of receiving such list, the Company and Distributor shall rank at least sixty-five percent (65%) of the proposed arbitrators on the initial CPR list, after exercising cause challenges.  The Company and Distributor may then interview the five (5) candidates (three (3), if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each.  The panel shall consist of the remaining three (3) candidates (or one, if one arbitrator is to be selected) with the highest combined rankings.  In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three (3) peremptory challenges each.

(e)              In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in Section 13.4(c), then the arbitrator(s) shall set dates for the hearing, any post hearing briefing, and the issuance of the award in accord with the schedule set forth in Section 13.4(c).  The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the schedule set forth in Section 13.4(c) may be met without difficulty.  In no event shall the arbitrator(s), absent agreement of the Parties, allow more than a total of ten (10) days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts, or twenty (20) individual requests for admission or interrogatories, including subparts.  Multiple hearing days shall be scheduled consecutively to the greatest extent possible.

(f)               The arbitrator(s) must render their award by application of the substantive law of New York and are not free to apply “amiable compositeur” or “natural justice and equity.”  The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party.  The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence.  To the extent possible, the arbitration hearings and award shall be maintained in confidence.

(g)              In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing Party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals and pursuant to selection procedures specified in Section 13.4(b) above.  If CPR cannot provide such services, the Parties shall together select another provider of arbitration services that can.  No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty five (45) days following oral argument as provided in this Section 13.4(g).  Any such review must be initiated within thirty (30) days following the rendering of the award referenced in Section 13.4(f) above.

(h)             The Appeal Arbitrator shall make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings.  The Appeal Arbitrator shall consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than four (4) hours of oral argument evenly divided between the Parties.  The Party seeking review must submit its opening brief and any reply brief within seventy five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing Party must submit its responsive brief within one hundred ten (110) days of that date.  Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument.  That decision shall be final and not subject to further review, except pursuant to the Federal Arbitration Act, 9 U.S.C. §1 et seq..

(i)                 The Parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued).  Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

(j)                Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(k)        EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER.

(l)         EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER.

(m)      NOTWITHSTANDING Section 10.1 AND Section 10.2, EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

Section 13.5          Publicity.  The Parties covenant and agree that, except as provided for herein below, each Party will not, from and after the date hereof, originate any publicity or other announcement (whether written or oral), including the making, issuance or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, this Agreement and the transactions contemplated herein, whether to the public, the press, the trade, Manufacturer’s or Distributor’s customers or otherwise, without the prior written consent of the other Party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, that (a) Manufacturer is permitted to issue Seller Notices and Third Party Consents (as each term is defined in the Asset Sale and Purchase Agreement) in accordance with the terms of the Asset Sale and Purchase Agreement, provided that Manufacturer is permitted to disclose only (i) the co-exclusive nature of this Agreement and (ii) the existence of the Asset Sale and Purchase Agreement (including the identity of Buyer (as such term is defined therein)) to the counterparties of the Distributor Contracts (as defined in the Asset Sale and Purchase Agreement) therein without Distributor’s prior written consent, and (b) in the case of announcements, releases, statements, acknowledgments or revelations which either Party is required by Law to make, issue or release, the making, issuing or releasing of any such announcement, release, statement, acknowledgment or revelation by the Party so required to do so by Law shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than two (2) days’ prior notice to the other Party, and shall have attempted, to the extent reasonably possible, to clear such announcement, release, statement, acknowledgment or revelation with the other Party.  Notwithstanding the foregoing, Manufacturer shall not use the name of Distributor or any of its Affiliates for advertising or promotional purposes without the prior written consent of Distributor.

Section 13.6          Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 13.7          Notices.  All notices, requests, demands and other communications given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, when delivered personally; (b) on the date the delivering Party receives confirmation, if delivered by facsimile or e-mail; (c) one (1) Business Day after being sent by an internationally recognized overnight courier service (providing proof of delivery); or (d) three (3) Business Days after being mailed by certified or registered mail (return receipt requested, with postage prepaid), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Manufacturer, to:

Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC
Canada
V6A 1B6
Attn: Chief Business Officer
Fax:  (604) 221-2330

with copies (which copies shall not constitute notice) to:

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attn: Gregory Klein
Fax: (310) 203-7199

If to Distributor, to:

Ethicon, LLC
Street C #475, Suite 400
Los Frailes Industrial Park
Guaynabo, PR 00969
Attn: Vice President, Ethicon Manufacturing
Fax: (787) 272-3004

with copies (which copies shall not constitute notice) to:

Johnson & Johnson

One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attn: Office of General Counsel
Fax: (732) 524-5304

or to such other place as either Party may designate by written notice to the other in accordance with the terms hereof.

Section 13.8          Assignment.  This Agreement, or any of the rights, interests or obligations created herein, shall not be assigned or transferred, in whole or in part, by either

Party without the prior written consent of the other Party; provided, however, that subject to Section 12.5, any Party shall have the right to assign any or all of its rights or obligations under this Agreement to any Affiliate, or a successor to that part of its business to which this Agreement relates (whether by means of a stock acquisition, acquisition of assets, license, merger or any other form of transaction), without such prior written consent.  Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be null and void.  Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

Section 13.9          Severability.  If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted under applicable Law, the Parties waive any provision under applicable Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.  The Parties shall, to the extent lawful and practicable, use their reasonable best efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

Section 13.10       Relationship of the Parties.  The relationship of Distributor and Manufacturer established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (a) give any of the Parties any right or authority to create or assume any obligation of any kind on behalf of the other or (b) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

Section 13.11       Entire Agreement.  It is the desire and intent of the Parties to provide certainty as to their future rights and remedies against each other by defining the extent of their undertakings herein.  This Agreement, together with the Ancillary Agreements and the Confidentiality Agreement (and all schedules, annexes and exhibits hereto and thereto), embody the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements with respect thereto.  The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

Section 13.12       Counterparts; Facsimile Signatures.  This Agreement may be executed or delivered (including by facsimile transmission) in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart.

Section 13.13       Expenses.  Except as otherwise expressly provided in this Agreement, each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not such transactions are consummated.

Section 13.14       Amendment; Waiver.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party.  Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 13.15       Interpretation.  When a reference is made in this Agreement to the Preamble or to the Recitals, Article, Section, Exhibit or Schedule such reference shall be to the Preamble or a Recital, Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute, agreement or instrument as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes, and any rules, regulations or guidelines issued or promulgated thereunder.  Other than in Section 13.8, references to a Person are also to its permitted successors and assigns.  References to Manufacturer are also to the Company, Manufacturing Subsidiary 1 and Manufacturing Subsidiary 2.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 13.16       Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein and made a part hereof.

Section 13.17       WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE MANUFACTURER PARTIES, DISTRIBUTOR AND ANY THIRD PARTY BENEFICIARY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE EACH OF THE MANUFACTURER PARTIES OR DISTRIBUTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.  ANY OF THE PARTIES OR THIRD PARTY BENEFICIARY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION.

Section 13.18       Specific Performance.  The Parties hereby expressly acknowledge and agree that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached.  Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy or posting security for costs and damages.  Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

Section 13.19       Further Assurance.  If at any time after the execution of this Agreement any further action is required to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the Parties shall take such required further action (including the execution and delivery of required instruments and documents).

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ Tammy Neske
Name: Tammy Neske
Title: Chief Business Officer

SURGICAL SPECIALTIES PUERTO RICO, INC.

By:	/s/ Tammy Neske
Name: Tammy Neske
Title: Authorized Signatory

ANGIOTECH PUERTO RICO, INC.

By:	/s/ Tammy Neske
Name: Tammy Neske
Title: Authorized Signatory

Solely for purposes of Section 4.4(b), Section 4.10, Section 4.11(a), Section 4.11(b), Section 8.1, Section 8.2, Section 8.3, Section 8.9(b)-(e), ARTICLE X, Section 12.8 and ARTICLE XIII:

ANGIOTECH INTERNATIONAL AG

By:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: Chairman

QUILL MEDICAL, INC.

By:	/s/ Tammy Neske
Name: Tammy Neske
Title: Authorized Signatory

ETHICON, LLC

By:	/s/ Francisco J. Aponte
Name: Francisco J. Aponte
Title: President, Ethicon LLC

INDEX OF DEFINED TERMS

Abeyance Period	48
Action	2
Affiliate	2
Agreement	3
Ancillary Agreements	3
Appeal Arbitrator	55
ASN	21
Asset Sale and Purchase Agreement	1
Bankruptcy Code	3
Bankruptcy Laws	3
Beneficial Owner	3
Books and Records	37
Books and Records Policy	39
Business	4
Business Day	4
Business Employees Baseline	28
C.F.R.	4
CE Certificate	4
Certificate of Analysis	4
cGMP	4
cGMP/QSR	4
Change of Control Transaction	4
Commercialization	5
Company	1
Company Subsidiaries	1
Company Subsidiary 1	1
Company Subsidiary 2	1
Confidential Information	5
Confidentiality Agreement	6
Consideration	17
Contract	6
Copyrights	6
Covered Contractor	6
CPR	52
CPSIA	6
Credit Agreement	6
Damages	45
Design Examination Certificate	6
Design History File	6
Device History Record	7
Device Master Record	7
Dispute	52
Distributor	1
Distributor Indemnified Parties	45
Exchange Act	7
Failure to Supply	49
FCPA	42
FDA	7
FDA Counterpart	7
Federal Acquisition Regulations	8
Field	8
Field Action	35
Force Majeure Event	48
Foreign Materials	8
Future Product	8
Future Product Development Agreement	8
GAAP	8
Governmental Entity	8
Guiding Principles	18
Improvement	9
Incorporated Materials	44
Indebtedness	9
Indemnified Party	46
Indemnifying Party	47
Ineligible Person	9
Initial Bi-Directional Product	9
Initial Products	9
Initial Remedial Period	34
Initial Term	50
Initial [***](21) Product	10
Intellectual Property	10
Know-How	10
Knowledge of Manufacturer	10
Launch	10
Launch Date	10
Law	10
License Agreement	1
Lien	11
[***](21) Product	10
Manufacturer	1
Manufacturer Disclosure Schedule	11
Manufacturer Indemnified Parties	46
Manufacturer Party	1
Manufacturing	11
Manufacturing Subsidiary 1	1
Manufacturing Subsidiary 2	1
Maximum Capacity	21
New Product Notice	26

(21)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

New Senior Note Agreement	11
Notified Body	11
Old Senior Note Agreement	12
Order	12
Owned Intellectual Property	12
Parties	1
Patent	12
Patent Claim	12
Permits	42
Person	12
Product	13
Product Intellectual Property	13
Product Know-How	13
Projected Forecast	13
Qualifying Jurisdictions	30
Quality Agreement	2
Quality System Regulations	14
Quarterly Financial Statements	36
Quill™	14
Raw Materials	14
Representatives	14
Royalty	14
Service Level Agreement	2
SKU	14
Specifications	14
Steering Committee	32
Sublicensee	15
Subsidiary	15
Term	50
Territory	15
Third Party	15
Third Party Claim	46
Trademarks	15
Transfer Price	18
Transition Period	16
Young Persons Policy	38
YTD LIFR	21

Schedule A-1

 [***](22)

(22)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule A-2

[***](23)

(23)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule B

Launch Requirements

[***](24)

(24)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule C

Products

For the Products listed below, the Products shall include [***](25):

1.              Initial Bi-Directional Product

2.              Initial [***](25) Product

[***](25)

(25)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule D

Excluded Trademarks

See attached for Schedule D.

Schedule E

[***](26)

(26)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule F

[***](27)

(27)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule G

Guiding Principles of the Steering Committee

General Matters

•      The Steering Committee is to act as a governing body where issues not resolved by day-to-day operations can be escalated, discussed and resolved.

Transfer Price

[***](28)

Material Market Changes

•      In determining material market changes, the Steering Committee will reference Third Party secondary market research resources (i.e. IMS)

•      Manufacturer should willingly share any information related to demand and price of Raw Materials and Manufacturing in a timely manner.

Extraordinary Capital Expenditures

•      All capital expenditure funding requests above the Maximum Capacity threshold shall be provided by Manufacturer to the Steering Committee for review and mutual agreement of the Parties.

Key Business Employees

•      Manufacturer to provide an update at each Steering Committee meeting as to any movements and vacancies related to positions deemed as key positions in Schedule I: Business Employees of this Agreement.

Development of Future Products

•      All decisions related to the development of Future Products, including the sharing of the costs of development, regulatory submissions, as well as transfer prices to be set shall be discussed and decided by the Steering Committee.

Transition of Manufacturing

•      Any additional assistance or support required from the Manufacturer for the Distributor to transition Manufacturing in-house, outside of the support explicitly defined within this Agreement or the Asset Sale and Purchase Agreement, shall be discussed and agreed upon by the Steering Committee.

(28)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule H

[***](29)

(29)       Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to this omitted information.

Schedule I

Business Employees Baseline

•      1 Plant Manager

•      1 Quality Manager

•      1 Quality Specialist

•      1 Regulatory Manager

•      1 Product Development Manager

•      4 Product Development Engineers

•      1 Graphics coordinator

•      1 Supply chain manager

•      1 Project Manager (Complaints Handling)

Schedule J

Steering Committee Members

Manufacturer

Title / Responsibilities

EVP Manufacturing

SVP Quality

Product Development Manager

Plant Manager

Distributor

Title / Responsibilities

Quality Director

Research and Development Director

Operations Director

Distributor’s Overall Project Lead